Exhibit 99.4

S T A T E  O F  M I C H I G A N

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

* * * * *

In the matter of the application of CONSUMERS ENERGY COMPANY for a financing order approving the securitization of qualified costs.	) ) ) ) )	Case No. U-17473

At the December 6, 2013 meeting of the Michigan Public Service Commission in Lansing, Michigan.

PRESENT:	Hon. John D. Quackenbush, Chairman Hon. Greg R. White, Commissioner Hon. Sally A. Talberg, Commissioner

OPINION AND ORDER

I.

HISTORY OF PROCEEDINGS

On September 9, 2013, Consumers Energy Company (Consumers) filed an application, with supporting testimony and exhibits, seeking a financing order authorizing the issuance of securitization bonds covering approximately $454.3 million in qualified costs. The application was filed pursuant to the Customer Choice and Electricity Reliability Act, 2000 PA 141 (Act 141) and 2000 PA 142 (Act 142), that amended 1939 PA 3, MCL 460.1 et seq., and that, among other things, allows certain utilities(1) the option of reducing their costs through the issuance of securitization

(1) Consumers meets the requirements to seek a financing order. See, MCL 460.10h(c); MCL 460.562(d).

bonds.(2) The application further requested authority to: (1) create a special purpose entity (SPE) to which Consumers would transfer securitized property for the purpose of minimizing bankruptcy risks and maximizing the ratings on its securitization bonds; (2) implement securitization charges, and related tax charges, to be collected from its customers, as well as a mechanism for undertaking periodic true-ups of those charges; (3) proceed, at its sole discretion, with the sale of the securitization bonds authorized in this case; and (4) employ appropriate methodologies to account for these transactions and to eventually refund or retire any or all of its securitization bonds.

Pursuant to due notice, a prehearing conference was held on October 3, 2013, before Administrative Law Judge Sharon L. Feldman (ALJ). In the course of the prehearing conference, the ALJ granted intervenor status to the Michigan Department of the Attorney General (Attorney General), the Association of Businesses Advocating Tariff Equity (ABATE), Energy Michigan, and the Sierra Club. The Commission Staff (Staff) also participated in the proceedings. The ALJ established a schedule for this case that, as mandated by Section 10i(6) of Act 142, would result in the completion of all proceedings and the issuance of the Commission’s order within 90 days after the filing of the application. MCL 460.10i(6).

On October 30, 2013, Consumers filed a motion to strike part of the testimony and three exhibits of the Attorney General’s witness.

An evidentiary hearing was conducted on October 31, 2013. Testimony and exhibits were bound into the record, and cross-examination took place. At the conclusion of that hearing, the ALJ denied the motion to strike. 2 Tr 452.

(2) Securitization is the process by which a utility, following the issuance of a financing order by the Commission, replaces relatively high-cost debt and equity with lower-cost debt in the form of securitization bonds. MCL 460.10h-460.10o.

Consumers, the Attorney General, ABATE, Energy Michigan, Sierra Club, and the Staff filed briefs on November 13, 2013. Reply briefs were filed by the same parties on November 20, 2013. The Commission has read the record, which consists of 479 pages of transcript and 35 exhibits.

II.

APPLICABLE LAW

A financing order is governed by the mandates of MCL 460.10h-460.10o. Key sections provide as follows:

(1) Upon the application of an electric utility, if the commission finds that the net present value of the revenues to be collected under the financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods and that the financing order is consistent with the standards in subsection (2), the commission shall issue a financing order to allow the utility to recover qualified costs.

(2) In a financing order, the commission shall ensure all of the following:

(a) That the proceeds of the securitization bonds are used solely for the purposes of the refinancing or retirement of debt or equity.

(b) That securitization provides tangible and quantifiable benefits to customers of the electric utility.

(c) That the expected structuring and expected pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of the financing order.

(d) That the amount securitized does not exceed the net present value of the revenue requirement over the life of the proposed securitization bonds associated with the qualified costs sought to be securitized.

MCL 460.10i(1) and (2). With regard to the meaning of “qualified costs” as used in MCL 460.10i(1) above, MCL 460.10h(g) provides:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds. Qualified costs include taxes related to the recovery of securitization charges.

MCL 460.10k(2) provides, that “A financing order shall include terms ensuring that the imposition and collection of securitization charges authorized in the order are a nonbypassable charge.” The following definitions apply to this language:

“Securitization charges” means nonbypassable amounts to be charged for the use or availability of electric services, approved by the commission under a financing order to fully recover qualified costs, that shall be collected by an electric utility, its successors, an assignee, or other collection agents as provided for in the financing order.

“Nonbypassable charge” means a charge in a financing order payable by a customer to an electric utility or its assignees or successors regardless of the identity of the customer’s electric generation supplier.

MCL 460.10h(i) and (f).

A financing order must include a mechanism requiring that the securitization charges be reviewed and adjusted by the Commission at least annually, within 45 days of the anniversary date of the issuance of the bonds, to correct overcollections or undercollections from the preceding 12 months. MCL 460.10k(3).

Only the applicant may seek rehearing of a financing order. MCL 460.10i(7). Any party may seek appeal from the Court of Appeals; however, review is limited to whether the order “conforms to the constitution and laws of this state and the United States and is within the authority of the commission under this act.” MCL 460.10i(8); see, Attorney General v Public Service Comm, 247 Mich App 35, 42-43; 634 NW2d 710 (2001).

This proceeding involves Consumers’ third application for a financing order pursuant to Act 142. Consumers’ initial application was filed July 5, 2000, in Case No. U-12505, and resulted in an October 24, 2000 order that authorized Consumers to securitize up to $468,592,000 of its after-tax qualified costs (2000 order).(3) Consumers’ second application was filed March 4, 2003, in Case No. U-13715. On June 2, 2003, the Commission issued an order authorizing securitization of certain assets, rejecting other assets, and adopting a surcharge for certain assets that excluded retail open access (ROA) customers from participation (2003 order).(4) Consumers sought rehearing, and, following a remand for additional evidence, the Commission issued an order on October 14, 2004, denying the application and vacating the 2003 order (2004 order). In the second application, Consumers sought primarily to securitize capital expenditures associated with compliance with the federal Clean Air Act (CAA). While there is much discussion of the 2003 order in this proceeding, it is important to remember that that order has been vacated, and its precedential value is null and void.

III.

CONSUMERS’ PROPOSAL

David B. Kehoe, Director of Staff, Electric Generation, described Consumers’ securitization proposal. The utility seeks to securitize: (1) the unrecovered book value of BC Cobb units 1-5, Weadock units 7-8, and Whiting units 1-3 (hereinafter, the referenced units) of $361.2 million; (2) $28.5 million in issuance ($8.5 million) and debt retirement ($20 million) costs; and (3) $64.7 million in costs associated with the demolition of the referenced units. These reflect cost levels as of December 31, 2013. Mr. Kehoe states that Cobb units 1-3 will be inoperable as of December 31, 2013 (operation has been suspended since 2009 for safety reasons), and the remaining units will be inoperable as of April 15, 2016. 2 Tr 203. These plants began operations between 1949 and 1958. Mr. Kehoe explains that, in a competitive market, Consumers is unlikely

(3) The 2000 order was affirmed by Attorney General v Public Service Comm, 247 Mich App 35; 634 NW2d 710 (2001) (Attorney General).

(4) The 2003 order was affirmed in part, reversed in part, and remanded by Consumers Energy Co v Public Service Comm, 268 Mich App 171; 707 NW2d 633 (2005) (Consumers Energy).

to recover the unrecovered book balances and associated demolition costs of the referenced units “as of a date no later than December 13, 2013.” 2 Tr 204. He avers that it is not economical to bring the Cobb 4&5, Weadock, and Whiting units into compliance with the U.S. Environmental Protection Agency’s Mercury and Air Toxics Standards (MATS), which go into effect for these plants on April 15, 2016,(5) and therefore the units must be retired earlier than their currently-planned retirement date of 2025. See, the June 28, 2011 order in Case No. U-16054. He states that the unrecovered book value as of April 15, 2016, is $313 million. 2 Tr 206.

Mr. Kehoe asserts that any remaining undepreciated investment in the referenced units is a qualified cost that cannot be recovered in a competitive market, and should be made a regulatory asset and securitized, thus invoking both potential definitions of “qualified costs.” The referenced units are currently treated as plant in service. Mr. Kehoe states that on a net present value (NPV) basis the modifications necessary to bring the affected units into compliance with MATS is approximately $156 million more costly than the net value of the same energy and capacity purchased from the MISO market between 2016 and 2025. 2 Tr 200. He states that Consumers plans to suspend operations of the referenced units on April 16, 2016, but may suspend them sooner depending on its need to restrict further capital investment in these units. Consumers intends to continue to invest a limited amount in the units in order to meet safety, regulatory, and environmental requirements until they are retired, amounting to approximately $4.4 million. Mr. Kehoe notes that the costs associated with the referenced units have been found to be reasonable and prudent in numerous rate cases beginning in the 1950s, but the timetable for recovery has changed. He asserts that the demolition costs of $64.7 million have been reviewed and approved by the Commission in Case No. U-16054. 2 Tr 209.

(5) These plants received a one-year extension of the regular MATS compliance date of April 15, 2015. Cobb units 1-3 are not affected by the MATS rules as they are gas fired.

Kosta Karantzoulis, a Director in the Global Securitized Products Group of Citigroup Global Markets Inc., described the securitization process and provided an overview of Consumers’ proposal. As explained by Mr. Karantzoulis, securitization separates the credit quality of the issued bonds from that of the utility in order to achieve higher credit ratings and lower financing costs. In order to accomplish this, he states, Consumers proposes to sell the revenue stream and other entitlements and property created by the financing order (that is, the “securitization property”) to a bankruptcy remote SPE, which sale, pursuant to Act 142, will constitute a “true sale” for bankruptcy purposes.  See, MCL 460.10l(2). This “true sale” is designed to insulate the securitization property from the credit risk of the utility. According to Mr. Karantzoulis, a trustee will also be appointed to: (1) act as a representative on behalf of the investors, (2) remit payments to these bondholders, and (3) ensure that the bondholders’ rights are protected in accordance with the terms of the financing documents. The securitization property and certain other related collateral will be pledged to the trustee, and the SPE will then issue bonds supported by the underlying collateral to investors. In addition to the bankruptcy remote status of the SPE, he continued, credit enhancements, such as capital contributions and a true-up mechanism will be used to obtain the desired AAA rating for the securitization bonds. Although he does not believe it will be needed in this case, Mr. Karantzoulis states that Consumers would like to reserve the right to use an overcollateralization subaccount, which may later be deemed necessary in the context of the credit ratings review process, the optimal bond structure, and market conditions. 2 Tr 372-373.

Mr. Karantzoulis testifies that the securitization property that is sold to the SPE is composed of the rights and interests of Consumers under the financing order, including the right to impose, collect and receive from Consumers’ customers amounts necessary to pay principal and interest on the securitization bonds, as well as the SPE’s ongoing other qualified costs. According to

Mr. Karantzoulis, the phrase “ongoing other qualified costs” refers to certain “qualified costs arising from the issuance of securitization bonds that will be payable from securitization charge collections on an ongoing basis over the transaction’s life.” 2 Tr 369. These primarily include servicing fees, trustee fees, legal fees, administrative fees, rating agency fees, independent manager fees, and other operating expenses incurred by, or on behalf of, the SPE.  The ongoing other qualified costs are set forth on Exhibit A-8, and are estimated at about $700,000 per year.

When put into effect, Consumers’ proposal is designed to establish nonbypassable securitization charges expressed in cents per kilowatt-hour (kWh). Mr. Karantzoulis states that these securitization charges are to be applied and billed to substantially all customers taking service over Consumers’ electric distribution system, and will be stated as a separate charge on the bill. He further proposes a system of periodic true-up adjustments to the securitization charges intended to ensure that the dedicated revenue stream from the securitization charge is adequate to pay, in a timely manner, the principal and interest on the securitization bonds, as well as all related costs. He states that, at least initially, Consumers will act as the servicer for the SPE. 2 Tr 385. In that capacity, the utility will bill and collect the securitization charge, perform the periodic true-ups and calculate any necessary adjustment to that charge.

Mr. Karantzoulis explains that the precise terms and conditions of the securitization bonds themselves will not be known until just prior to the time of their sale. He anticipates three tranches that “can be structured to take advantage of discrete pockets of investor demand.” 2 Tr 378. All tranches will have final maturities of up to 14 years, in order to allow the 15th year to be used for a final true-up. 2 Tr 393; see, MCL 460.10i(3). He indicates that all of the infrastructure necessary for accomplishing the securitization is in place and has worked well in Consumers’ first securitization.

Mr. Karantzoulis states that the true-up mechanism represents the most fundamental component of credit enhancement to investors and is a cornerstone of the low interest rates achieved in utility securitization transactions. He requests that, consistent with current standards, in addition to the required annual true-up, true-up adjustments should be mandated on a semi-annual basis (and quarterly beginning one-year prior to the last scheduled final maturity date of the last bond tranche), if the servicer determines that a true-up adjustment is needed to ensure the expected recovery during the succeeding 12 months of amounts sufficient to pay scheduled principal and interest and the SPE’s ongoing other qualified costs. Mr. Karantzoulis also testifies that interim true-ups should be permitted more frequently if the servicer determines the true-up is needed to meet the SPE’s financial requirements as described above. He states that partial payments of customers’ bills should be allocated ratably among the first securitization, the second securitization, and other billed amounts, based on the ratio of each of those three components of the bill to the total bill. 2 Tr 386.

Mr. Karantzoulis stressed that any order approving Consumers’ proposal must contain certain elements. 2 Tr 389. These include terms which, when combined with the elements of Act 142, ensure that securitization will produce revenues adequate to meet scheduled debt service requirements and the SPE’s ongoing other qualified costs on a timely basis. He testified that among the most significant of these terms are: (1) irrevocability of the financing order and a reaffirmation by the Commission of the state’s non-impairment pledge; (2) nonbypassability of the securitization charges for substantially all of the customers of Consumers and its successors, irrespective of the source of generation provided to customers; and (3) an annual true-up mechanism (with semi-annual, quarterly, and more frequent true-ups if needed), subject only to mathematical review by the Commission. He asserts that the financing order should specifically reserve to Consumers the sole discretion as to whether and when to issue securitization bonds. 2 Tr 400. According to Mr. Karantzoulis, this discretion is critial to the utility’s achieving the lowest financing cost possible because receptive market conditions do not always exist.  Likewise, he asks that Consumers be allowed to seek Commission authority to refinance outstanding securitization bonds if interest rates fall sufficiently to allow for the creation of additional savings.

With regard to satisfying the requirements of Section 10i(2)(c) of Act 142, Consumers relies on a detailed description of the securitization bond marketing plan provided by Mr. Karantzoulis. Specifically, Mr. Karantzoulis indicates that, among other things, the following steps would be used to minimize Consumers’ securitization charges: (1) all securitization bonds will be rated by at least two rating agencies; (2) no legal final maturity of any series or class of securitization bonds will exceed 15 years from the date of issuance, and all tranches will have scheduled final maturity dates of 14 years or less; (3) several tranches of bonds will be developed to present offerings across a wide spectrum of potential demand; (4) an extensive investor education program will be provided by the company and the bonds’ underwriters; (5) one or more underwriters will be used to market the bonds; (6) the book-running lead underwriter may adjust the prices and coupon rates to ensure maximum distribution of the securitization bonds at the lowest bond yields consistent with a fixed price offering; and (7) taking into account the actual demand for the securitization bonds on the day of pricing, the underwriters will offer to purchase the securitization bonds at specified prices and coupon rates. 2 Tr 391-392.

The calculation of the remaining book value of the referenced units as of December 31, 2013, and the calculation of the demolition costs of the units was provided by Jason M. Shore, Director of Accounting in the Controllers Department. Mr. Shore made these calculations by “walking forward” the current plant investment on Consumers’ books for the referenced units as of

June 30, 2013, by (1) adding projected additions, (2) walking forward accumulated depreciation from June 30 2013, to December 30, 2013, (using Consumers’ approved depreciation rates), and (3) escalating the 2009 demolition costs from Case No. U-16054 to what those costs would be in 2013 using the Employment Cost Index. 2 Tr 329-331. Mr. Shore notes that the remaining book value is listed as of December 31, 2013, but that the amount of the securitization bonds actually issued will be adjusted to match the actual book value of the generating units at the end of the most recent quarter before the bonds are issued. Mr. Shore also provides projections of the net book value of the costs in 2014, 2015, and 2016. 2 Tr 329. Mr. Shore’s Exhibit A-10 reflects the accounting entries that will be needed to establish the referenced units’ costs as regulatory assets. 2 Tr 333. He generally indicates that the accounting treatment and the recording of the transaction as a financing will be consistent with Consumers’ first securitization.

Mr. Shore testifies that Consumers specifically seeks the authority necessary to record on Consumers’ books all financial transactions necessary to undertake securitization, including those between the utility and the proposed SPE. Mr. Shore states that this set of authorizations is similar to those granted by the Commission in the 2000 order, and forms the basis for the accounting currently being followed by Consumers. The authority being requested would permit, among other things, all accounting entries needed to record: (1) the securitized qualified costs on Consumers’ books, including the establishment of regulatory assets for the costs being securitized; (2) the issuance of the securitization bonds; (3) the use of the securitization bond proceeds to retire existing debt and equity; (4) the receipt of revenues arising from Consumers’ proposed securitization charge; (5) the payment, as servicer, to the SPE, of principal, interest, and expenses relating to the securitization bonds; (6) the retirement or refunding of the securitization bonds; (7) the intercompany note payable and receivable between Consumers and the SPE, which will be created to reflect the obligation of Consumers, as servicer, to pay over to the SPE these customer monies representing securitization charges; and (8) the amortization of securitized qualified costs. 2 Tr 333, 337. According to Mr. Shore, consistent with the first sale of securitization bonds, the amount securitized in connection with this second sale of securitization bonds will be recorded as a financing of the SPE for financial reporting purposes; and, because the SPE will be consolidated with Consumers for financial reporting purposes, the amounts financed will also appear as a financing in the utility’s consolidated financial statements. 2 Tr 338-339.

John J. Murphy, Executive Director of Corporate Finance, states that, qualified costs also include the annual costs of the SPE as it pays debt service, both interest and principal amortization, on the securitization bonds, as well as the SPE’s ongoing other qualified costs. Mr. Murphy testifies that, as proposed by Consumers, ongoing other qualified costs includes an annual servicing fee of up to 0.1% of the initial principal amount of the securitization bonds if Consumers is servicer, and up to 0.75% if another entity becomes the servicer. 2 Tr 303. These costs also include the auditor expenses relating to the securitization bonds, trustee fees, independent director fees, rating agency fees, SEC reporting expenses, the administrative fee, and, to the extent deemed necessary in the context of the credit ratings review process, the optimal bond structure, and market conditions, an overcollateralization subaccount. Mr. Murphy estimates that these ongoing expenses will total approximately $700,000 per year. 2 Tr 302; Exhibit A-8. Variations in the actual amount of ongoing costs to be recovered will be met through the adjustment of the securitization charge by means of the true-up mechanism. 2 Tr 304.

As explained by Mr. Murphy, the proceeds of the securitization bonds are the net amount realized from the issuance of the securitization bonds after the SPE pays the costs of issuing the securitization bonds, which amount is the purchase price the SPE will pay to Consumers for the securitization property. According to Mr. Murphy, in deciding precisely when and in what proportions to refinance Consumers’ current debt, the utility will consider, among other factors: “1) the cost of each of its debt instruments and securities outstanding at the time it receives the proceeds from the sale of the securitization property to the SPE that issues the securitization bonds, 2) the mandatory cost of retiring each of those existing securities, and, 3) market conditions which might impact tender offer opportunities for existing securities.” 2 Tr 296. Mr. Murphy testifies that the utility expects to retire debt and equity in a proportion approximately equal to its current capital structure mix, and that the company will make a cash dividend payment to CMS Energy. 2 Tr 297. He requests that the Commission grant Consumers the ability to authorize the potential early retirement or refunding of these securitization bonds with new bonds.

The “initial other qualified costs” are the issuance and debt retirement costs, and are presented by category in Exhibit A-7. They are estimated to total approximately $28.5 million. 2 Tr 298- 299. Initial other qualified costs include the underwriting discount and financial advisor fee, as well as underwriters’ reimbursable expenses, SEC registration fees, legal fees, rating agency fees, auditor fees, blue sky fees, SPE organization costs, and advisory fees of the Commission.

Mr. Murphy states that Consumers would support the imposition of substantially the same requirements on the reporting of the use of the proceeds as were put into place in the 2000 order.

Those requirements are described by Mr. Murphy as follows:

The Company will file reports with the Commission substantially similar to the reporting requirements imposed by the Commission in MPSC Case No. U-12505 related to the Company’s first sale of securitization bonds. In my opinion, these reporting requirements related to the first sale of securitization bonds were reasonable. The reports will specify the principal amount of the securitization bonds, the amounts expended for Initial Other Qualified Costs, the net amount of proceeds remaining after such expenses, and the amount of debt and equity retired as of the date of the report. The report will be substantially in the form of Exhibit A-6 (JJM-1).The Company will file its first report within 30 days of the bonds’

initial issuance (or any portion of their issuance), and file quarterly from that date until all bond proceeds have been disbursed.

2 Tr 297-298.

Wayne M. Leja, Principal Rate Analyst in Consumers’ Rates and Business Support Department, offered Exhibit A-3, which compares the NPV of the estimated annual revenue requirements for the qualified costs to be securitized under conventional financing methods to the NPV of the estimated revenue requirements associated with the securitization bond payments, with both revenue requirement streams being discounted at Consumers’ current authorized pre-tax cost of capital from Case No.  U-16794 of 9.48%. 2 Tr 155. Mr. Leja states that Consumers’ requested securitization amount is less than the amount to be recovered over the remaining life of the qualified costs under conventional financing methods, with the difference being $133.5 million. Id. According to Mr. Leja, the exhibit demonstrates that customers will receive tangible and quantifiable benefits from securitization since the NPV of the estimated revenue requirements collected under the proposed securitization financing order is less than the NPV of the estimated revenue requirements that would be recovered over the remaining life of the qualified costs using conventional financing. Consumers expects the weighted average interest rate for the utility’s securitization bonds to be 3.589% based upon current market conditions, anticipated transaction structure, and ratings, which will be lower than the utility’s current pre-tax cost of capital (which presently stands at 9.48%). 2 Tr 155.

Scott B. McIntosh, Director of Tax Compliance and Accounting, presented testimony regarding the Internal Revenue Service’s (IRS) tax treatment of the securitization transaction. He testifies that Consumers is seeking to issue bonds for the gross amount of securitized assets rather than net of tax because “the generating plant costs at issue are ultimately recovered on a gross basis.” 2 Tr 312. He states that the IRS treats the securitization as a financing under the safe-

harbor requirements of IRS Revenue Procedure 2005-62, as long as those requirements are met. He testifies that these safe-harbor provisions require that the financing order give Consumers an intangible right to charge, collect, and receive amounts necessary to provide for the full recovery of the qualified costs, and that the right to charge must be nonbypassable, meaning that it will be paid by substantially all customers in the utility’s service territory who receive goods or services through the distribution system. 2 Tr 313-314.

Michael A. Torrey, Executive Director – Rates in the Rates and Regulation Department, testified with regard to the utility’s proposed treatment of any future cost savings from securitization. Mr. Torrey developed the proposed coal plant securitization charge.  See, Exhibit A-11. He estimates that the initial coal plant securitization charge for deal year 1 will be $0.001187, and the maximum initial charge would be $0.001688 per kWh. Mr. Torrey explains that the company initially proposes to reduce customer rates by providing a bill credit reflecting the costs related to the securitized generating plant assets that were included in retail rates in Case No. U-17087. 2 Tr 107. Such a bill credit would go into effect at the time the securitization charges are included in customer bills. This credit would continue until retail rates are reset by the Commission in a final order in Consumers’ next electric general rate case. Mr. Torrey states that, in that subsequent case, Consumers will propose that the Commission exclude the costs associated with the securitized coal plants from customer base rates. According to Mr. Torrey, the removal of the securitized assets from rate base and the replacement of traditional financing costs with the securitization charges will result in savings to customers, and the NPV of these savings is estimated to equal $133.5 million. 2 Tr 114. After issuance of the bonds, Consumers will submit revised tariff sheets to the Commission reflecting the securitization charge and the bill credit. Exhibit A-12 is an illustration of the projected rate impact by rate category.

Mr. Torrey proposes that the Commission approve a uniform cents per kWh securitization charge on each customer’s energy usage, which will be separate from the charge that resulted from the 2000 order. Mr. Torrey asserts that ROA customers should pay the charge because: (1) Act 142 requires that securitization charges be “non-bypassable”; (2) it is necessary to receiving a AAA credit rating and to the tax treatment of the transaction as discussed by Mr. McIntosh; (3) the coal plant costs at issue represent the unrecovered investment in assets that have provided utility service to all retail customers since the 1940-50s; (4) ROA customers benefitted from the coal plants because the company retained the obligation to serve all of the customers in its service territory; and (5) the key driver of the timing of the retirement of these assets is the federal clean air requirements, which is intended to benefit all customers. 2 Tr 110-111.

Consumers notes that a highly limited, special situation exists with respect to Rate E-1. This rate is an economic development rate that is closed to new load and scheduled to expire in November 2015. Rate E-1 pricing is all inclusive, including surcharges, which distinguishes it from standard rates. The Rate E-1 tariff states that the monthly rate is the current price “per kWh, inclusive of surcharges, PSCR factors, and other charges of any kind, except as expressly provided herein, for all kWh of new load used.” Due to the inclusive nature of the rate, no revenue changes result from application of any surcharge to Rate E-1. Consumers proposes to treat this rate in the same manner that it has been treated in connection with the initial securitization authorized in Case No. U-12505. That is, the securitization charge will be included in the per kWh Rate E-1 charge, and the associated revenues will be treated as securitization revenues. The proposed securitization charge (and bill credit) will not, however, affect the total amount paid under Rate E-1. 2 Tr 111-112.

Mr. Torrey explains that the purpose of the periodic true-up mechanism is to adjust the securitization charge to ensure cash collections are sufficient to meet the obligations of the securitization bonds, including for bond principal, interest, and ongoing expenses, and to maintain the required balance in the various trust subaccounts. 2 Tr 115. Mr. Torrey discusses the factors that necessitate the periodic adjustment of securitization charges. He notes that charges are based on forecasted sales and the estimated ongoing other qualified costs of the securitization bond issuer, which are unlikely to ever exactly match actual sales and actual expenses. Mr. Torrey further explains that the next period’s charges must reflect not only the costs attributable to the upcoming period, but also reflect the impact of any over or undercollections from the previous period. Even absent any over or undercollections from the prior period, however, Mr. Torrey notes that these charges must be adjusted to reflect changes in forecasted sales, expenses, and customer payment patterns. The proposed procedure is set forth in new Rule C9.2, which is contained in Exhibit A-15. Exhibit A-16 is a proposed surcharge tariff sheet.

IV.

POSITIONS OF THE PARTIES

A. Direct and Rebuttal Testimony

1. The Staff

Harshleen Sandhu, a Financial Analyst in the Revenue Requirements Section of the Financial Analysis and Audit Division, testified that Consumers’ application meets the requirements of MCL 460.10i(1) because the NPV of the revenues to be collected under the financing order is lower than the amount to be recovered over the remaining life of the qualified costs using conventional financing methods. Exhibit S-1. The Staff calculated the applicable NPV to be $425.8 million. Exhibit S-3. The Staff’s calculation of the net benefit is $34.9 million lower than the company’s because the Staff used a pre-tax return of 9.13% to discount the revenue requirements under both conventional and securitization financing, and the Staff excluded the “initial other qualified costs” of $28.5 million from the NPV calculation of the revenue requirements under conventional financing because these costs would not be incurred under conventional financing. The Staff also opines that the proposal complies with MCL 460.10i(2)(b) because there will be tangible and quantifiable benefits to customers. Exhibit S-1. With regard to compliance with MCL 460.10i(2)(a) and (2)(c), since the actual use of the proceeds and the marketing efforts put forward by Consumers will be known only after issuance of the bonds, the Staff recommends that the Commission require future reporting from the utility, as it did in the 2000 order. Ms. Sandhu recommends an annual reduction of $227,150 to the “ongoing other qualified costs” projected by Consumers, based on use of an annual servicing fee of 0.05% rather than the 0.1% used by the utility. The servicing fee is collected through the surcharge but is not securitized. The Staff does not object to the annual and semi-annual true-ups as proposed by Consumers, and recommends that Consumers should implement the revised securitization charge within 45 days of the mid-year true-up filing.

Heidi J. Myers, Manager of the Revenue Requirements Section, testified that the recovery of costs associated with the referenced units is also being considered in Case No. U-17453 pursuant to an application filed by Consumers on August 6, 2013, requesting assurance of recovery, including a return on the assets, through future base rates. Ms. Myers described the difference in the two proposed methods of recovery: in the instant case recovery would come through a per kWh surcharge applied to all customers (including ROA customers) and all costs related to the referenced units would be removed from base rates, and in Case No. U-17453 recovery would continue through base rates and ROA customers would not be charged for the assets. Ms. Myers testified that the latter is the current recovery method, since production related costs are not currently allocated to ROA customers. Ms. Myers also testified that the surcharge that would normally be associated with Rate E-1 (an economic development rate) would be collected from other customers, under Consumers’ proposal. The Staff notes that ROA customers and Rate E-1 customers could be exempted from the nonbypassability requirement of Act 142. The Staff also offers an alternative scenario whereby ROA customers would be subject to the securitization surcharge, but would receive an offsetting credit through a rate case, the cost of which would be allocated to other classes in the rate case.

Finally, the Staff declined to determine whether the qualified costs as proposed by Consumers meet the definition of qualified costs in MCL 460.10h(g).

Consumers responds on rebuttal that the $28.5 million in initial other qualified costs should not be excluded from the conventional financing NPV calculation because it was not excluded in Case No. U-13715. (This case did not result in a securitization order.) Consumers objects that this reduces the amount of securitization bonds that can be issued, and is contrary to Act 142’s requirement that these costs be considered qualified costs. Consumers indicates that it does not disagree with the recommendation that a 9.13% pre-tax rate of return be applied, based on the return on equity that was set as a result of the settlement of Case No. U-17087.

Consumers further responds in rebuttal testimony that Rate E-1 is a complex tariff, but that the company’s proposal to include the Rate E-1 customer in the coal plant securitization charge is clear and the customer should not be excluded from the nonbypassable charge. A rate case can be used to increase the Rate E-1 subsidy paid by other customers if necessary. Consumers also refutes the notion that nonbypassability can be interpreted to exclude ROA customers, and notes that Case No. U-13715 did not result in a securitization order. Mr. Torrey testifies on rebuttal that such an alternative is not workable: “Securitization bonds obtain high ratings because they do not depend upon the credit of the utility for repayment, but upon the fundamental promise of the Commission in the financing order that all customers connected to the wires of the utility will pay the interest, principal and all related charges of the bonds – even if the utility goes bankrupt.” 2 Tr 121.

Consumers also objects to the concept that a revised surcharge should be implemented after a mid-year true-up, arguing that MCL 460.10k(3) requires at least annual true-ups, and the company may not implement a true-up in the absence of a Commission order.

Consumers also objects to any attempt to exclude ROA customers, noting that the Commission has never adopted such an alternative. Mr. Karantzoulis testified on rebuttal that “Nonbypassability is an essential element in achieving the triple-A ratings for the bonds from which many of the benefits of this type of securitization arise.” 2 Tr 408. He points to a Moody’s Investors Service release dated March 2, 2011, entitled Moody’s Approach to Rating Securities Backed by Utility Cost Recovery Charges, which states “We evaluate any exceptions to the non-bypassability rule, and consider the materiality of those exemptions . . . non-bypassability . . . has been a key factor behind the high ratings that are typically assigned to these transactions.”  Exhibit A-17, p. 3. Consumers points out that the governing statute requires nonbypassability “regardless of the identity of the customer’s electric generation supplier.” Mr. Karantzoulis opines that exclusion of ROA customers would “almost certainly” render the transaction “unfinanceable.” 2 Tr 409.

Consumers objects to Ms. Sandhu’s recommendation regarding a reduction to other qualified costs that would arise from adopting an annual servicing fee of 0.05% on grounds that it ignores the role of rating agencies in the bond structuring process. Consumers argues that the bond rating agencies currently favor the higher rate to support the bankruptcy-remote character of the transaction. Consumers states that it does not oppose a servicing fee rate of 0.05% of the original principal amount, but argues that that rate should not be required without regard to the market. Consumers urges the Commission to require the lowest rate between 0.05% and 0.10% consistent with market conditions at the time of bond issuance.

2. ABATE

James T. Selecky, a consultant in the field of public utility regulation, testified on behalf of ABATE that the $64.7 million in demolition costs should be excluded from securitization because these costs unnecessarily increase rates over the levels generated by normal ratemaking, and their inclusion violates Act 142. ABATE points out that unlike plant in service, demolition costs are not financed by bonds and equity but rather by ratepayers paying depreciation rates in advance, with these funds accumulating in depreciation reserve. Assuming that demolition costs are recovered uniformly over a 12-year period and demolition occurs after 2025, Mr. Selecky testified that the revenue requirement under traditional ratemaking for the demolition has a net present value of $21.8 million, but under securitization has a present value of $45.2 million. Exhibit AB-1. This means that the demolition costs do not meet the requirements of MCL 460.10i(1) for securitization. If dismantling occurs in 2018, ABATE states that the present values are essentially equal. Exhibit AB-2. Since Consumers has proposed no timetable for demolition, and has notified the Midcontinent Independent System Operator, Inc. (MISO) that the referenced units will be in Extended Reserve Shutdown status until April 15, 2019, ABATE argues that it is unlikely to occur before 2018. Unlike conventional financing wherein the ratepayer receives an offset to rate base, ABATE contends that securitization of demolition costs will simply provide an interest-free loan to Consumers. ABATE also questions whether the demolition costs will be trued-up when the actual funds are spent.

Additionally, Mr. Selecky testified that Consumers’ proposed cost recovery does not reflect cost based rates and thus violates MCL 460.11, because the referenced units are production assets and the rate classes will be charged on a pure energy allocation. ABATE opines that these costs are currently allocated using a production allocator that contains a demand component, and argues that securitization should not change how the costs are allocated. Mr. Selecky notes that Consumers’ proposed coal plant bill credit, which reflects the costs associated with the referenced units that are in current rates by rate class, shows that current rates do not reflect a uniform surcharge, and securitized rates should be the same.

Consumers responds on rebuttal that ABATE’s calculation of the NPVs of the demolition costs as reflected in Exhibits AB-1 and AB-2 do not accurately reflect the utility’s position that $64.7 million would be removed from rate base for these costs when the bonds are issued.

Consumers responds to ABATE’s (and Energy Michigan’s) concerns regarding cost based rates by arguing that the use of a uniform nonbypassable securitization charge applied to all of the utility’s jurisdictional distribution customers is consistent with cost of service principles because the qualified costs would be removed from rate base for ratemaking purposes and be reclassified as regulatory assets for accounting purposes, and would thereafter “lose their character as production plant.” 2 Tr 125. Even if viewed as production assets, Consumers contends that these assets provide benefits to ROA customers.

3. Energy Michigan

Alexander J. Zakem, an independent energy consultant, testified on behalf of Energy Michigan that the Commission must consider the fact that circumstances have changed significantly since the enactment of Acts 141 and 142.  Mr. Zakem notes that 2008 PA 286 (Act 286) made several changes to the landscape including adding the 10% choice cap, removing the language in Acts 141 and 142 regarding the ability to apply for net stranded costs, and adding a cost based rate requirement; and he further notes that MISO and the Federal Energy Regulatory Commission (FERC) started a transparent energy market in 2005. Mr. Zakem states that the only power supply-related costs that ROA customers currently pay are the securitization charges from the 2000 order.

Mr. Zakem argues that environmental costs affect all energy suppliers, whose wholesale prices also affect the prices that ROA customers pay their alternative electric supplier (AES). Thus, he argues, including ROA customers in the securitization of the referenced units would cause them to pay twice for environmental costs. He further opines that Consumers’ proposal cannot meet the criteria of MCL 460.10i(2) because there are no tangible or quantifiable benefits to ROA customers, and the proposal violates the cost based rate principle of MCL 460.11 because the referenced units would not appear in any cost of service study of choice customers. Energy Michigan questions whether the simple fact of retirement renders the referenced units into qualified costs. Energy Michigan asserts that for an asset to be eligible for securitization it should be capable of producing “an electric product.” 2 Tr 60. Energy Michigan further asserts that the referenced units do not represent stranded costs. Mr. Zakem notes that the Commission has previously held that “the underlying objectives of Acts 141 and 142 will be thwarted if an asset comprised entirely of generation-related costs that have not been shown to be stranded were to be securitized.”  2 Tr 62, quoting the 2004 order, p. 10.

Consumers responds on rebuttal by arguing that its generating plants provide two benefits to ROA customers: they provide reliability benefits to all retail load within the relevant area of the utility, and they provide capacity which supports the capacity and energy markets that have allowed ROA customers to purchase from AESs. Consumers further argues that there is no double charging ROA customers for environmental compliance costs, because Consumers is not seeking any environmental compliance costs in this proceeding. Finally, Consumers notes that, in recent years, securitization has been used to recover storm costs, environmental costs, and the costs of cancelled construction projects, and thus the recovery of costs currently included in utility rates or deferred for recovery as a regulatory asset is squarely within the typical uses of securitization.

4. The Attorney General

Charles W. King, an economic consultant, testified on behalf of the Attorney General that it is premature to allow securitization of the remaining book value of the referenced units and their associated demolition costs. Mr. King notes that there is no commitment on behalf of the company to actually retire and decommission the referenced units in 2016, and that Consumers did not select the “decommission and retire” option when stating its intended disposition of the referenced units to MISO but rather left open the option to restart the units on April 15, 2019. Exhibit AG-1, pp. 28-37. Mr. King opines that if the referenced units are returned to service Consumers will have the opportunity to recover its outstanding undepreciated investment, and the securitization will have been premature and have resulted in a double recovery. 2 Tr 461.  Mr. King further states that the net undepreciated investment in these plants is unknown at this time because the plants will continue to be operated until April 2016, and could even be restarted, and yet securitization is a permanent action that will obligate ratepayers for 15 years. Mr. King states that the Commission is being asked to speculate.

Mr. King further testifies that the demolition costs are projected and cannot be booked because they are not an expense, asset, or liability, and cannot be classified as a regulatory asset under

Account Nos. 182.3 or 254. He describes these costs, too, as speculative, and opines that Consumers may recover only actual demolition costs.

Mr. King avers that there is significant uncertainty regarding whether Consumers will actually demolish the referenced units. He cites to a 2001 industry survey showing that many plants that have been set for demolition are actually retired in place, with the structures remaining. He asserts that plant that is no longer used and useful should be excluded from rate base and not charged to ratepayers. Mr. King testifies that Consumers should not be able to own the referenced units while having no investment in those units and charging ratepayers who are no longer entitled to receive energy or capacity from the units.

Consumers responds on rebuttal that the demolition costs presented here are the amounts that were used to develop the depreciation rates approved by the Commission in the June 28, 2011 order in Case No. U-16054, which are currently in effect, escalated to 2013 dollars. Consumers further argues that securitization is a financing tool and does not change the ownership of the physical property subject to the securitization, nor the relative rights of the utility and its customers. Consumers explains that securitization is not speculative but rather contingent, and that it must rely on projected net book value and demolition costs in order to calculate the amount to be securitized. The company states that it will use the actual net book values at the time of issuance of the bonds in calculating the total amount to securitize, and has provided in Mr. Shore’s testimony guidance as to what those values could be. The company further maintains that the demolition costs are already incorporated into rates, and are not speculative.

5. The Sierra Club

Douglas B. Jester, an energy consultant, testified that the Sierra Club largely agrees with Consumers’ estimate of the costs of compliance with MATS, and supports early retirement of the referenced units as long as there is a binding commitment to retire the units by a date certain and to demolish the units shortly thereafter. Mr. Jester questions whether any securitization should cover the full unrecovered book value as of the time of securitization rather than as of the time of the actual retirement, and whether ongoing operations and maintenance (O&M) costs can be securitized, stating “I do not see how the Company can claim, nor the Commission determine, that the Company is unlikely to collect the full unrecovered book value at some point in time absent a firm retirement decision and certain retirement date.” 2 Tr 88. Like the Attorney General, the Sierra Club notes that MISO has approved the concept of resuming operations of most of the units on April 15, 2019. Thus, Mr. Jester argues, the option to restore the plants must have economic value, and that market value should not be considered a qualified cost under Act 142.

Mr. Jester agrees that the demolition costs could also be securitized as long as there is a binding commitment to a retirement date and demolition shortly thereafter, and the utility has not already collected reserves for this purpose. Mr. Jester states that the securitization must either occur on the actual retirement date, or must represent only the NPV at the time of securitization of the projected still-unrecovered book value as of the time of retirement (the interim period should be excluded). 2 Tr 91. Mr. Jester also suggests that the company may not be entitled to the full recovery of its investments in the referenced units, noting that Consumers plans to spend $4.4 million on the units before April 2016. He argues that ongoing O&M costs are for the present benefit of the company and its customers and are not therefore qualified costs because they are not unlikely to be collected in a competitive market.

Mr. Jester notes that in the 2000 order the Commission was facing the mandated 5% reduction to residential rates, and was dealing with securitizing “lost market value that had already occurred” rather than a speculative loss of the ability to recover. 2 Tr 95; see, 2000 order, p. 67. Mr. Jester notes that Consumers’ 2013 integrated resource plan states that the utility is reviewing the option of repowering BC Cobb Units 4 and 5 with natural gas. Exhibit SC-2, p. 40. Mr. Jester again emphasizes that the units must have economic value, and that securitization must be accompanied by binding conditions. Finally, he notes that securitization will eliminate carrying costs and that customers are best served by timely retirement of the units.

Consumers responds in rebuttal to the concerns of the Sierra Club, ABATE, and the Attorney General regarding the certainty of retirement and demolition by arguing that retirement is not identified in Act 142 as a precondition to the recognition of qualified costs. Consumers points out that it securitized $469 million in Palisades Nuclear Power Plant (Palisades) costs as a result of the 2000 order, and that plant continued to operate until it was sold in 2007, and is in operation currently. Notwithstanding this argument, Consumers commits to retiring the referenced units no later than April 16, 2016, and to demolishing the units “in an expeditious fashion following retirement,” if the Commission grants the requested relief. 2 Tr 212. Consumers states that it cannot commit to a date certain due to the planning involved, and the fact that the units may be retired sooner if further investments become necessary. Consumers argues that the unrecovered book value should be the balance as of the date of securitization due to this uncertainty, and further notes that it has not requested any O&M costs for the referenced units.

B. Initial and Reply Briefs

1. Consumers

Consumers begins by claiming that, according to its calculations, the utility’s annual revenue requirements will decrease by $20.8 million if its proposal is approved. The proposed coal plant bill credit will reduce rates for bundled customers by approximately $62.3 million annually, while the initial securitization charge will amount to approximately $41.5 million annually, thus the savings. Exhibit A-13; 2 Tr 114. Apparently, this applies to the first full year following the issuance of the bonds.

Addressing arguments about the speculative nature of its application, Consumers notes that the net book value and demolition costs must necessarily be projected in order to seek securitization, but that the actual amount securitized will depend on the bond issuance date, which is itself dependent on market conditions. Consumers will use the actual net book value at the time of issuance to determine the amount securitized. Consumers states that it has modeled this transaction on the transaction approved in the 2000 order.

Consumers disagrees with the Staff’s recommendation that within 45 days of a mid-year true-up filing the company implement the new surcharge, absent Commission order, arguing that it is not permitted under MCL 460.10k(3).

With regard to nonbypassability, Consumers contends that “substantially all” of a utility’s customers must participate in the surcharge, because this policy decision was made by the Legislature and is reflected in the wording of the statute. (There are exceptions for self-service customers and customers engaged in affiliate wheeling.  See, MCL 460.10a(12) and (13).) Consumers notes that in its December 18, 2003 order on rehearing in Case No. U-13715, the Commission expressed concern regarding the issue of nonbypassability, in light of its previous decision to exclude ROA customers from the part of the securitization surcharge (later vacated) covering CAA costs. Consumers notes that the Commission stated “To the extent that the June 2 order is flawed in this regard, it is in the public interest for the Commission to repair it.”  December 18 order, p. 14. And again in the 2004 order the Commission stated that it continued to be concerned about this issue. Indeed, Consumers argues that the Commission vacated the 2003 order partly on grounds of previous error on this issue. Consumers further urges the Commission not to assume, in light of the 10% cap imposed by Act 286, that participation by 90% of its retail load is sufficient to ensure that the bonds will receive the highest rating. The company points out that anytime during the next 15 years the cap could be increased or eliminated, and states that rating agencies will consider this.

Turning to the issue of qualified costs, Consumers argues that its proposed securitized assets meet both definitions of qualified costs, though it need only satisfy one. Starting with the second one – unlikely to be collected in a competitive market – Consumers states that the capital and demolition costs are “wholly unrecoverable after cessation of operations.” 2 Tr 203.  Consumers also argues that the unrecovered investment in the units is a “classic case” of a regulatory asset. Consumers has reasonable and prudently incurred capital costs and will incur demolition costs for units that it will no longer be able to operate. Thus, the utility has been forced into a timetable where cost recovery (until 2025) does not align with the expected use of the plants (likely 2016).

Mr. Kehoe testifies:

As noted in the testimony of Company witness Jason M. Shore, FERC’s Uniform System of Accounts for Public Utilities, 18 CFR § 101, includes the following discussion regarding the genesis of regulatory assets: “Regulatory assets . . . arise from specific . . . expenses . . . or losses that would have been included in net income determination in one period under the general requirements of the Uniform System of Accounts [USOA] but for it being probable . . . that such items will be included in a different period(s) for purposes of developing the rates the utility is authorized to charge for its utility services.” Because recovery of the capital and demolition costs of the Referenced Units will necessarily occur in a different period for developing the Company’s rates than would have occurred had the depreciation rates for the units perfectly matched the actual operational life of the units, it is appropriate, and consistent with the FERC Uniform System of Accounts, to classify the capital and demolition costs associated with the Referenced Units as regulatory assets.

2 Tr 205-206. Thus, Consumers asserts that the costs are regulatory assets because the USOA would classify them as such based on the time period for ratemaking.

Consumers further argues that the costs are similar to the unrecovered investment in the Palisades plant which was allowed to be securitized by becoming a regulatory asset in the 2000 order.  Noting that the Commission specifically referred to its “commitment to allowing recovery of nuclear capital costs” (2000 order, p. 12), Consumers argues the costs for the referenced units are the same in that they are unrecovered and significant.

Consumers points out that nothing in Act 142 requires that the securitized assets must be retired, and objects to any condition precedent of that sort. However, the company commits to retire the referenced units no later than April 16, 2016, and to demolish the units expeditiously, if the Commission grants the application as proposed. 2 Tr 212-213. The unrecovered book balance will be applied as of the date of securitization. The company currently collects demolition costs as part of its depreciation rates, and has projected them for purposes of this application. 2 Tr 342.  The company contends that demolition costs are logically associated with the referenced units. Consumers argues that the amount is not speculative but is based on current depreciation rates (set in Case No. U-16054), and Act 142 contains no requirement that securitized costs must have already been booked. Mr. Karantzoulis lists 21 securitizations since April 2007, noting that they reflect a variety of assets, including stranded assets, storm costs, environmental expenses, and the costs of cancelled construction projects. 2 Tr 412.

Consumers contends that qualified costs and stranded costs are not the same thing, noting that the Court of Appeals has so held, when the court reviewed the 2003 order.  Consumers Energy, 268 Mich App 171. Turning to the initial other qualified costs (or what the Commission has referred to in the past as up-front costs), Consumers asserts that they are clearly included in the definition of qualified costs contained in MCL 460.10h(g). Again, the company notes that these cost items will be known with greater certainty once the bonds are priced and issued.

Turning to the statutory requirements, Consumers states that its application meets the requirement of Section 10i(1) that the NPV of the revenues to be collected under the financing order be less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing, by $133.5 million. While the Staff puts this difference at about $98 million, Consumers notes that the Staff does not disagree that the requirement is met. 2 Tr 421. Consumers contends that ABATE’s claim that the financing of the demolition costs is more expensive under securitization is flawed, because ABATE fails to recognize that the $64.7 million will be removed from rate base after securitization.

Consumers states that its application satisfies the requirement of Section 10i(2)(a) that it use the proceeds to retire debt and equity, and agrees with the Staff that the same reporting requirements arising from the 2000 order should be mandated here. Consumers states that its application meets the requirement of Section 10i(2)(b) that the securitization provide tangible and quantifiable benefits to customers of the utility, which is demonstrated in Mr. Leja’s testimony showing that “the estimated weighted average interest rate of 3.59% on the securitization bonds is significantly less than the pre-tax cost of capital of 9.48% on conventional financing.” 2 TR 156. Consumers notes that the Staff reached the same conclusion. 2 Tr 423. Consumers states that its application meets the requirement of Section 10i(2)(c) that the proposed transaction result in the lowest securitization charges consistent with market conditions and the terms of this order, as is demonstrated by its intention to engage top financial advisors, underwriters, and attorneys with broad experience in utility securitization; and the Staff expects the proposed marketing efforts to be followed. 2 Tr 391-392; 2 Tr 423.

Finally, Consumers states that its application meets the requirement of Section 10i(2)(d) that the “amount securitized not exceed the [NPV] of the revenue requirement over the life of the proposed securitization bonds associated with the qualified costs sought to be securitized.” Consumers disagrees with the Staff’s interpretation of this language. Consumers points out that, while the definition of qualified costs in Section 10h(g) clearly includes issuance costs and the costs of retiring and refunding existing debt and equity, the Staff’s interpretation of Section 10i(2)(d) would always exclude these costs from the securitized amount. Consumers contends that the securitized amount for purposes of Section 10i(2)(d) should be understood to exclude assets that are not converted by the company into marketable securities, but that the initial other qualified costs should be included in the amount of the securitization bonds. Consumers points out that this is how the Commission has interpreted this requirement in all other securitization cases. Consumers maintains that the Legislature expressed a clear intent to include the initial other qualified costs in the securitization bond issuance.

Addressing the design of the securitization surcharge, Consumers notes that full service customers (other than the customer on Rate E-1) will see a rate decrease as a result of the bill credit (which will be adjusted in the company’s next general rate case). Consumers argues in favor of the inclusion of ROA customers in the uniform per kWh surcharge on several grounds. Consumers explains that (1) it is essential to receiving a AAA rating for the bonds and to receiving the tax treatment proposed by the company, (2) the utility retains the obligation to serve ROA customers, (3) the utility provides capacity, energy, and reliability benefits to ROA customers, (4) the environmental standards that require the shutting of the referenced units provide a benefit to all customers, and (5) once they are securitized, the costs associated with the referenced units are no longer really production plant costs. 2 Tr 110-111, 125, 216-217. Consumers argues that exclusion of ROA customers would violate the holdings of the Consumers Energy case. Specifically, Consumers argues that the court, in interpreting the uses that could be made of excess securitization savings, found that the only authorized offset to a securitization charge for an ROA customer was contained in Section 10d(6) (as it existed at that time). 268 Mich App at 181-183. Consumers contends that there is no statutory authorization for the type of offset proposed by the Staff.

Consumers requests that the Commission authorize a service fee with flexibility, up to 0.10% per annum of the original amount, in order to achieve the highest credit rating. The utility emphasizes that the fee is not a money issue, but rather demonstrates that the securitization property belongs to the SPE and not the utility after the transaction. Consumers requests the lowest rate between 0.05% and 0.10% per annum consistent with market conditions.

In its replies, Consumers asks the Commission to keep its eye on the fact that securitization saves money for ratepayers, and to refrain from making any changes to the company’s proposal, because even minor changes will jeopardize Consumers’ ability to successfully market the bonds.

Consumers contends that tie-barred bills do not necessarily have any connection with one another, and tie-bars are often political. Consumers also notes that Act 142 does not use the term “stranded costs” anywhere, and disagrees with the parties who argue that Consumers must show the costs to be stranded costs in order to meet the definition of qualified costs. Consumers avers that since the Legislature used the term stranded costs throughout Act 141, and nowhere in Act 142, it must have been intentional, making Act 142 “a tool that would be useful in a number of situations in the future.” Consumers’ replies, p.7.  Consumers argues that the Attorney General is attempting to re-litigate the Commission’s decision in the 2000 order, p.12, where the Commission found that it could both determine whether something is a regulatory asset, and whether to securitize it, in the same order, even though the Commission was affirmed in Attorney General. 247 Mich App at 42.

Consumers reaffirms its commitment to retire the units if it receives the financing order that it seeks. Consumers states that the units are economically obsolete, and that it is highly unlikely that they could be sold. Consumers asserts that if the demolition costs are removed from the case, the company will continue to collect this same amount of costs in rates, and any over or undercollection would eventually be dealt with through an adjustment to base rates to reconcile actual costs to collected costs. The utility asserts that, likewise, following securitization of these costs, reconciliation of actual demolition costs to collected/securitized costs could occur in a separate proceeding such as a depreciation rate case. 2 Tr 136. Consumers asserts that the arguments regarding their unreviewability are mistaken, because they will eventually be “reviewed and adjusted as appropriate as part of the Company’s ordinary ratemaking.” Consumers’ replies, p.24.

Consumers notes that the Legislature expressly defined a nonbypassable charge to be payable regardless of the identity of the generation supplier, and provided that the “financing order shall include terms” ensuring nonbypassability. MCL 460.10h(f), 460.10k(2). The utility further argues that its proposed uniform surcharge is consistent with cost of service principles, because once the costs become qualified costs they lose their character as production costs and are removed from rate base for ratemaking purposes, and are classified as regulatory assets only for accounting purposes. And the new owner of the funds is the SPE and not a utility.  Therefore, Consumers argues, the surcharge is not a rate for purposes of cost of service ratemaking as understood in Act 286. Consumers posits that the Commission correctly found in the 2000 order that a uniform per kWh surcharge eases administration and implementation of the true-ups.

2. Attorney General

The Attorney General notes that Acts 141 and 142 were tie-barred and argues, therefore, that they must be read together as a whole. According to accepted rules of statutory interpretation, whenever sections of a statute are in conflict, they should be construed as a whole in order to harmonize them and to carry out the intent of the Legislature, while giving meaning to each provision. While acknowledging that the Commission created the Palisades regulatory asset in the 2000 order (and the Court of Appeals upheld that determination), the Attorney General argues that both Commission and court precedent interpreting Act 142 are not binding and may not be used to overcome the statute’s plain meaning. The Attorney General argues that the definition of qualified costs in Section 10h(g) does not empower the Commission to create a regulatory asset in a financing order and simultaneously securitize it, because the statute uses the past tense in the phrase “as determined by the Commission.” He contends that there is no affirmative and clear statutory language granting this power to the Commission.

The Attorney General notes that Acts 141 and 142 created competition along with an alternative funding mechanism. He argues that the phrase “unlikely to collect in a competitive market” must also be interpreted in the context of both acts, and refers to stranded costs. The Attorney General contends that if Consumers is unable to recover the costs associated with the referenced units, that inability is not because of the existence of the competitive market. He notes that case law provides that a utility is not guaranteed a profit or a return on its investment. He argues that the existence of the competitive market does not make it more or less likely that Consumers will recover the net book value of the referenced units, and that the promulgation of federal environmental regulations does not turn a cost into one for which competition makes collection unlikely.

The Attorney General notes that the demolition costs are not booked, and therefore the Commission should not reclassify them as securitizable – the costs are not yet expenses, assets, or liabilities for accounting purposes. He describes them as speculative and unreviewable, and notes that they are similar to the 2003 budgeted CAA compliance costs that the Commission disallowed in the 2003 order on the same grounds (2003 order, p. 21). The Attorney General notes that Consumers’ estimate is based on the rates from Case No. U-16054 inflated to 2016 levels and is for achieving brownfield status which means actual dismantling. Noting that a financing order is irrevocable, the Attorney General argues that this is a speculative future expenditure that the utility may or may not incur, and that actual demolition costs are all that the utility is entitled to. The Attorney General agrees with ABATE, and argues that Consumers has failed to prove by a preponderance of the evidence that securitization of the demolition costs has a lower NPV than conventional financing.

The Attorney General urges the Commission to reject the application, but at a minimum to reject inclusion of the demolition charges.

In his replies, the Attorney General argues that the securitization will not save ratepayers any money. He argues that neither the USOA nor FASB authorize the Commission to create a regulatory asset. He replies to ABATE and the Staff that the Commission may not adopt a production allocation surcharge because that would not comply with the nonbypassability requirement. The Attorney General contends that “the nature of a utility costs [sic] are not relevant to designing a securitization charge, because the proceeds of securitization bonds must be used solely for the purpose of the refinancing or retirement of debt or equity under MCL 460.10i(2)(a). Whatever debt or equity is retired, that use of bond proceeds cannot be identified with any specific cost of service.” Attorney General’s reply, p. 23. He maintains that the costs being recovered are bond redemption and servicing costs, not costs of providing electric service. Thus, he contends, Act 142 surcharges are not subject to the cost based mandate of MCL 460.11.

3. Energy Michigan

Energy Michigan argues that ROA customers do not take service from these plants and cannot be allocated costs related to these plants under Michigan law. Energy Michigan points out that, in the currently pending Case No. U-17453, Consumers seeks treatment that would allow full recovery of the costs of the exact same assets, including the demolition costs, under current competitive market conditions. Thus, if that application is grantable, that would tend to show that these assets can be recovered in a competitive market.

Energy Michigan argues that if Consumers’ securitization application is granted, it indicates that any asset possessed by the company, such as office buildings and distribution equipment, could be securitized on the theory that those costs could not be recovered in a competitive market. Energy Michigan contends that the assets must be shown to be stranded.  Energy Michigan further argues that the proposed securitization could result in a double payment for ROA customers, since they are already paying for the consequences of new federal environmental laws as they affect their AESs.

Energy Michigan notes that in the 2003 order, the Commission declined to impose production related charges on ROA customers, and contends that the statutory requirement of Section 10i(2)(b) cannot be met because there is no tangible or quantifiable benefit to ROA customers from the proposal.  Energy Michigan disagrees with Mr. Kehoe’s assertion of reliability benefits, noting that “it is a well-known fact that Schedule 2 of the MISO tariff charges for ‘Reactive Supply and Voltage Control from Generation or Other Sources.’” Energy Michigan’s initial brief, p. 7. Energy Michigan further notes that Mr. Kehoe, in any case, testifies that MISO has determined that these units are “not necessary for reliability purposes.” 2 Tr 199. Energy Michigan argues that Consumers’ interpretation of the statute would allow the utility to request recovery of costs related to any existing or retired power plant from ROA customers. Energy Michigan points out that suppliers to ROA customers provide similar reliability and price suppression benefits, and must also pay the costs of their own compliance with environmental requirements. Energy Michigan notes that in the 2003 order the Commission noted that the true-up mechanism could ensure that adjustments could be made as the ROA market changed. Energy Michigan explains that now, post-Act 286, no more than 10% of retail load may be affected so Consumers should be less concerned. Energy Michigan argues that Consumers’ insistence on the inclusion of ROA customers is actually a proposal to suppress competition.

Energy Michigan explains that Consumers’ securitization charge would increase ROA bills by 1.187 mills/kWh (to pay for production plant), while decreasing full service bills by about 1 mill/kWh for secondary customers and 0.3-0.5 mills/kWh for primary. “Thus on average the competitive margin between Consumers full service and competitive service is reduced by over 2 mills/kWh ($2/MWh) by this proposal.” Energy Michigan’s initial brief, p. 10. Energy Michigan asserts that the Commission rejected the same kind of disadvantageous proposal to force ROA customers to pay for production plant in the 2003 order, finding that it would damage the development of choice in Michigan (2003 order, pp. 58-59). Act 141 was passed with the purpose of fostering competition and ensuring that all retail customers have a choice of electric suppliers. Energy Michigan asserts that Case No. U-17453 provides an adequate remedy for Consumers as it will allow Consumers to recover all prudently incurred undepreciated costs.

Energy Michigan contends that cost based service, as required by MCL 460.11, also prohibits collection of production related charges from ROA customers, as all charges must be cost based after October 6, 2013. Energy Michigan notes the irony in Consumers’ assertion that the assets will no longer be production plant after securitization, while explaining that the assets provide reliability and pricing benefits to ROA customers. Energy Michigan supports exclusion of ROA customers, or adoption of the Staff’s credit proposal. In the absence of these conditions, Energy Michigan argues the application must be rejected.

In its replies, Energy Michigan urges adoption of the cost allocation as reflected in Consumers’ most recent rate case, the May 15, 2013 order in Case No. U-17087, or the use of a credit for ROA customers similar to the credit used to make securitization rate neutral for the Rate E-1 customer. Energy Michigan argues that the charge must be assigned only to customers that are assigned production costs within the various rate classes.

Energy Michigan further argues that the net book value costs may only qualify for regulatory asset treatment once they have been shown that they are not recoverable in a competitive market.

4. Sierra Club

The Sierra Club argues that, while it is clear that retirement of the referenced units is economically beneficial to ratepayers, securitization of the units is irreversible and can be granted only with a binding condition that all the units will be retired by April 15, 2016, and demolished shortly thereafter. The Sierra Club points to Consumers’ equivocal testimony and evidence regarding whether some of the units might be brought back into operation in 2019 if they are only mothballed. The Sierra Club also contends that the amount to be securitized should be calculated as of that binding retirement date, because, prior to retirement, the unrecovered book value and demolition costs are not qualified costs. The Sierra Club posits that Consumers has presented no evidence showing that the book value or demolition costs are regulatory assets, nor that they are costs that could not be collected in a competitive market. The Sierra Club points out that

Consumers intends to continue operating seven of the ten units (the Classic 7 – all but Cobb units 1-3) until April 2016, and those units will generate capacity and energy revenues and remain in rate base, allowing Consumers to continue to collect in a competitive market. The Sierra Club acknowledges that the Commission permitted securitization of an operating plant in the 2000 order, but notes that the Commission expressly relied on the fact that Palisades was a nuclear plant, and the 2000 order is silent about securitization of coal and gas plants.

The Sierra Club also argues that the demolition costs are speculative, but suggests that this can be remedied by requiring retirement of the units no later than April 15, 2016, with demolition following shortly, and calculating the amount to be securitized as of the date of retirement.

In its reply, the Sierra Club again promotes the need for closure of the units. The Sierra Club also argues that Consumers has not shown that the net book value and demolition costs meet the definitions of “regulatory asset” put forward by the parties. The Sierra Club notes that the Commission defined “regulatory assets” that were eligible for recovery during the period of transition to competition in the June 5, 1997 order in Case No. U-11290, p. 6, as “the unrecovered costs of demand-side management programs, plant abandonment costs, unfunded pension and health benefit liabilities, deferred tax liabilities, and other similar costs,” and Consumers has made no showing of meeting this definition. The Sierra Club further notes that the Commission also defined “regulatory asset” in the 2000 order, p. 13, in the discussion of the Palisades plant, as a cost where “(1) a significant portion of the utility’s Commission-approved investment in the plant remained on the books, (2) there was insufficient time to recover that investment before all of the utility’s customers would become eligible for ROA, and (3) the plant in question, being a nuclear plant, was an unlikely candidate for sale to another entity at or near its existing net book value.” The Sierra Club contends that Consumers cannot meet this definition either. The Sierra Club argues that once Consumers makes a legally binding commitment to retire the plants, it will be able to meet the definition of qualified costs because it will have shown that there is insufficient time to recover the investments under normal ratemaking practices because the units are being retired early. The Sierra Club points to testimony offered by Consumers in Case Nos. U-17429, U-17087, and U-16890, all indicating that under certain circumstances, Consumers may only mothball and then retrofit the Classic 7.

5. The Staff

The Staff begins by describing a number of prior Commission and court proceedings dealing with restructuring, stranded costs, and securitization. The Staff notes that the Commission instituted an ROA program in 1996 through restructuring orders that were later overturned by the Michigan Supreme Court, and then validated in Acts 141 and 142. The Staff states that the Commission, in those restructuring orders, provided for stranded cost recovery, which was defined as costs incurred in the regulated era that will be above market prices, and costs associated with the transition to deregulation.

In Attorney General, the opinion upholding the 2000 order, the court noted the 5% rate reduction that was part of Act 141 (repealed by Act 286), and the Staff argues that the court found that the two acts were passed, in part, to effectuate this rate reduction while making sure that the utility could collect its qualified costs. 247 Mich App at 36-37, 42-43. The Staff next notes that in the December 22, 2005 order in Case No. U-14347, p. 86, the Commission found that it had provided for full recovery of Consumers’ net stranded costs.  The Court of Appeals affirmed that order as well, in Attorney General v Public Service Comm, unpublished opinion per curiam, issued August 7, 2008 (Docket Nos. 275526 and 275527). In that unpublished opinion, the court noted the Commission’s broad discretion in determining stranded costs.

The Staff next notes the appeal of the 2003 order, wherein the court held that qualified costs and stranded costs differ, and that Sections 10d(6) and (7), as they existed then, allowed for the reduction of charges to recover stranded costs but not qualified costs, requiring the Commission to determine which costs are at issue before deciding to use excess securitization savings to offset securitization charges. 268 Mich App at 185.

Moving on to their positions, the Staff agrees with the Attorney General that the demolition costs should be removed from the qualified costs because they are speculative, since actual demolition expenses will not be known until demolition occurs. Since securitization is irrevocable, and the treatment of any over or undercollection of demolition costs is never addressed on this record, the Staff supports collection of these costs through base rates.

The Staff also recommends that servicing fees be reduced by $3.2 million over the life of the bonds, arguing that a fee of 0.05% is reasonable compensation for Consumers. 2 Tr 424. The Staff notes that the utility provides no support for its request for 0.10% other than the fact that it has been used in two other recent transactions.

The Staff supports the same reporting requirements as were used in the 2000 order, and supports Consumers’ proposed true-up mechanism, which includes both annual and mid-year true-ups. The Staff recommends that this order provide that mid-year true-up adjustments are approved, unless any party requests a hearing on the mid-year filing.

The Staff argues that Section 10i(2)(d) puts a cap on the amount of bonds that can be issued, and in so doing eliminates the initial other qualified costs from the amount. 2 Tr 424.

Finally, the Staff supports ABATE’s proposal that a production cost allocator be used. The Staff supports allocation of securitization costs to each rate class based on the most recent Commission approved production allocation (currently 4CP 50/25/25), and then spread to customers within a class based on a uniform kWh surcharge.  Staff’s initial brief, p. 30, n. 3.  The Staff notes that the referenced units are production assets that are currently being recovered based on a production allocation, and that use of this method will result in customers being indifferent to whether the costs are recovered in this case or in Case No. U-17453. If the Commission rejects this allocation method, then the Staff recommends denying the application.

In their replies, the Staff heartily disagrees with the Attorney General’s assertion that neither Commission nor Court of Appeals rulings are valid legal precedent, noting that it is the province of the courts to interpret the law and that the Michigan Court Rules, specifically MCR 7.215(C), and (J), provide for the precedential effect of a published opinion of the Court of Appeals. Thus, the Staff points out, the Attorney General opinion represents valid legal precedent demonstrating that the Commission need not have found that the costs proposed to be securitized were regulatory assets before the utility filed its application. 247 Mich App at 42-43.

Though the Staff supports the use of a production allocator, the Staff also disagrees with Energy Michigan and ABATE’s assertion that the requirements of MCL 460.11 are applicable to a financing order.  The Staff argues that the requirements of Act 142 are “separate and apart from the Commission’s general ratemaking authority to set electric rates.”  Staff’s reply brief, p. 4.  The Staff notes that the method for setting the surcharge is not specified in Act 142, and so the Commission has discretion with respect to the allocation method to choose any that it finds reasonable.

The Staff disagrees with Consumers’ assertion that the Commission must issue an order every time there is a mid-year true-up adjustment that is uncontested. The Staff urges the Commission to state in this order that, in the absence of any filed objection, such adjustments are approved.

The Staff also disputes Consumers’ assertion that the Commission vacated the 2003 order partly on grounds of the nonbypassability issue, noting that the Commission did not review that issue in the 2004 order.

6. ABATE

ABATE cites the fact that Acts 141 and 142 were tie-barred, and argues that Consumers appears to be “expanding the reach of securitization way beyond assets rendered uncompetitive by deregulation.” ABATE’s initial brief, p. 3.

ABATE maintains that the units’ net book value is not a stranded cost.  Consumers has made no showing that deregulation in 2000 caused the referenced units to become stranded in 2016 and, ABATE points out, the competitive threat to Consumers has actually decreased since the imposition of the 10% cap and the full subscription of that cap in 2009 – there have been no new competitive threats since that time that could have affected the net book value. Thus, ABATE argues, if the Commission finds that the unrecovered book value can be securitized as a regulatory asset, the Commission must explain why there is no connection to the inability to collect these costs in a competitive market, as was required by Act 141.

ABATE further argues that the demolition costs are not qualified costs either, pointing out that demolition costs are by their nature speculative expenses projected to be incurred, if at all, at some point in the future. They are never booked as assets but only as expenses if they are actually incurred, and, since they are not listed in Consumers’ books, then they may not be classified as a regulatory asset such as to render them into qualified costs.  ABATE notes that in the 2003 order the Commission rejected inclusion of the budgeted 2003 CAA compliance costs in that securitization, on grounds that they were speculative and unreviewable (2003 order, p. 21).

Additionally, ABATE argues that the demolition costs do not meet the requirements of Section 10i, because the cost of their securitization, on an NPV basis, exceeds the revenue requirement of recovering these costs using traditional financing. Exhibit AB-1. ABATE points out that demolition costs are included in depreciation expense and are collected over time in advance of the time they will be needed. As such, no financing is required.  ABATE contends that Consumers’ evidence regarding the benefits of securitized financing over the use of no financing is vague.

ABATE objects to the use of a uniform per kWh surcharge, if securitization is allowed, on grounds that such a surcharge is no longer legal under MCL 460.11. This statute mandates cost based rates, and provided a deadline of October 6, 2013, which the Commission has met. ABATE argues that this securitization does not fit into any of the narrow exceptions to cost based rates. ABATE states that its high load factor industrial members will pay more than their cost based share of the cost of the bonds if a uniform kWh surcharge is applied, and points out that the coal plant bill credit, as illustrated in Exhibit A-12, proves that the costs related to the referenced units are not collected through a uniform surcharge. ABATE argues that any surcharge for production costs should be allocated using the normal allocation method mandated by the Commission for allocation to classes, and within the classes a levelized surcharge can be applied. 2 Tr 76-78. ABATE finally notes that the amount of the initial other qualified costs should be adjusted to reflect the removal of the demolition costs from the amount to be securitized.

In its replies, ABATE insists that a correct reading of the word “plus” in Section 10h(g) – the definition of qualified costs – indicates that the net book value costs must be regulatory assets and must also be stranded, in other words, that the qualified costs must be both regulatory assets and unlikely to be recovered in a competitive market.

IV.

DISCUSSION

A.  Qualified Costs

Qualified costs are defined in Section 10h(g) of Act 142 as follows:

“Qualified costs” means an electric utility’s regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility’s existing debt and equity securities in connection with the issuance of securitization bonds.

Thus, the plain language of the statute describes three potential categories of qualified costs: (1) regulatory assets as determined by the Commission; (2) any costs that the Commission determines that the electric utility would be unlikely to collect in a competitive market; and (3) the costs of issuing, supporting, and servicing the bonds and costs of retiring and refunding the electric utility’s existing debt and equity.(6)  The first category grants broad discretion to the Commission; the second category requires a finding that the costs are unlikely to be recovered under the current regulatory scheme; the third category is subject to automatic approval if securitization is granted and the proposed costs meet the statutory definition. Despite the extensive arguments of the parties, the term “stranded costs” appears nowhere in the definition of qualified costs.

Consumers has proposed that the unrecovered book value of the referenced units falls under both categories one and two listed above. The Commission cannot agree that these costs are

(6) The Commission cannot agree with ABATE’s interpretation of “plus” as used in the statute, because the statute states “plus any costs that the Commission determines...,” clearly indicating that this is a separate category of costs.

unlikely to be recovered in a competitive market. These costs are being recovered now; and, were securitization denied, they could continue to be recovered through conventional ratemaking. However, the Commission concludes that the remaining book value associated with the referenced units is properly considered qualified costs as regulatory assets. The Commission has previously found, and the Court of Appeals has affirmed, that the Commission may confer regulatory asset status on generation assets at the same time that the Commission authorizes securitization of those assets. 2000 order, p. 12; Attorney General, 247 Mich App 35. The Commission finds that the unrecovered book value associated with the referenced units is a generation-related asset that qualifies for treatment as a regulatory asset as that term is used in Act 142.

However, the Commission is not persuaded that the demolition costs should be conferred with regulatory asset status in order to render them securitizable. The demolition costs, while associated with the referenced units, are collected through depreciation rates, and are recovered in an entirely different manner from the unrecovered book value. As all of the intervenors have pointed out, securitization is irrevocable; but if the demolition costs were included, customers may be responsible for paying the principal and interest of the bonds for 15 years while the company recovered the demolition dollars, whether or not demolition was ever carried out. The Commission is concerned with the speculative nature of the amount suggested by the company (which simply reflects the current depreciable amount revised to reflect 2016 dollars), and with the lack of any serious treatment on this record of the issue of the need for a future true-up. These costs will be incurred, if ever, at some unknown future date. The reasonableness and prudence, timing, and actual amount of the expenses is completely unknown at this time; the utility is under no legal obligation to incur these costs; and there is no adequately proposed mechanism for refunding ratepayers if the Commission allows an overrecovery by virtue of granting the securitization. Finally, these costs are subject to change due to, for example, a change in the value of the surrounding land, the possibility of an additional extension on MATS compliance, or the sale of the units. The Commission finds that the demolition costs are not qualified costs.

The Commission finds that Consumers’ approach to calculating its qualified costs, and the proposed amount of qualified costs as of December 31, 2013, are reasonable and should represent the maximum amount of qualified costs for which the securitization bonds may be issued pursuant to this financing order. The Commission understands that the actual amount of the securitization bonds issued will depend upon the timing of the issuance of the securitization bonds, which timing should occur at Consumers’ sole discretion. Therefore, before issuing any securitization bonds pursuant to this financing order, Consumers shall determine the appropriate amount of qualified costs which reflects the remaining book balance associated with BC Cobb units 1-5, JC Weadock units 7-8, and JR Whiting units 1-3 at the end of the most recent quarter before issuance of the securitization bonds, calculated in the manner proposed in Consumers’ testimony and exhibits.

Consumers has proposed an estimated $28.5 million in costs falling under the third category.  This third category of qualified costs is approved for recovery through securitization charges by the Commission because it meets the statutory definition. The Commission is not persuaded by the Staff’s argument that Section 10i(2)(d) requires the exclusion of these costs or puts a cap on the securitization.  While the Commission agrees that the phrase “amount securitized” is unfortunate wording, the Commission cannot ignore the clear mandate of Section 10h(g) that the costs associated with issuing the bonds and retiring debt and equity are securitizable amounts. The Commission finds that the plain meaning of “qualified costs” must take precedence over the suggested interpretation of what is essentially the NPV test.

B. Satisfaction of Statutory Criteria

1. Section 10i(1)

Mr. Leja presented Consumers’ calculation in Exhibit A-3 of a difference in NPV between securitized and conventional financing of $133.5 million. The Staff differs by about $35 million, but also demonstrates that the statutory criterion is met. The Commission agrees with the Staff and finds that the NPV of the revenues to be collected under this financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods. With respect to the unrecovered book value of the referenced units, no party disputed this. The Commission finds the analysis presented by Consumers is correct and properly performed for the amounts that the company proposes to securitize.

2. Sections 10i(2)(a) and 10i(2)(c)

Section 10i(2)(a) of Act 142 requires that the proceeds derived from the sale of Consumers’ securitization bonds be used solely for the purposes of refinancing or retiring the utility’s existing debt or equity. Section 10i(2)(c) of Act 142 requires that the securitization bonds be structured and priced in a manner that will result in the lowest securitization charges consistent with market conditions and the terms of the financing order. Mr. Murphy testified as to the appropriate use of the bond proceeds, indicating that the company will consider the cost of each of its debt instruments and securities outstanding at the time it receives the proceeds, the cost of retiring them, and the market conditions at the time. No party disputed this testimony. Consumers and the Staff supported the application of the reporting requirements that were placed into the 2000 order.

Consistent with Section 10i(9) of Act 142, the Commission also authorizes the early retirement or refunding of the securitization bonds for new securitization bonds, as this can only benefit ratepayers.  The Commission finds that Consumers’ securitization proposal satisfies Sections

10i(2)(a) and 10i(2)(c) of Act 142. The detailed marketing plan developed by Consumers shows that the utility plans to take reasonable steps in structuring and pricing the securitization bonds to achieve the lowest possible securitization charges consistent with market conditions. Thus, the utility’s proposal satisfies Section 10i(2)(c) of Act 142. The Commission adopts the flexible language with regard to the servicing fee as suggested by Consumers. Finally, the Commission adopts the reporting requirements described by Consumers and the Staff.

3. Section 10i(2)(b)

The Commission finds that the securitization will provide tangible and quantifiable benefits to customers of the utility. Again, as shown by Mr. Leja on Exhibit A-3, the NPV of the estimated revenue requirement collected under securitization is less than the NPV of the estimated revenue requirement associated with conventional financing. The weighted average interest rate for the bonds is expected to be 3.589% based upon current market conditions, whereas the utility’s current pre-tax cost of capital stands at 9.48%. The Commission finds adequate support in the record for concluding that the statutory requirement set forth in Section 10i(2)(b) of Act 142 is satisfied.

4. Section 10i(2)(d)

The last of the statutory mandates requires the Commission to find that the amount of qualified costs to be securitized does not exceed the NPV of the revenue requirement for those qualified costs over the life of the securitization bonds. Based on computations performed by Mr. Leja and Ms. Sandhu, the Commission finds that Consumers meets this requirement. Because the NPV figure does not exceed the proposed amount of the securitization bonds, the statutory requirement spelled out in Section 10i(2)(d) of Act 142 has been satisfied up to the amount of qualified costs approved by this financing order as of December 31, 2013.

Based on the above analysis, the Commission finds that this financing order and the proposed sale of securitization bonds in an amount up to $389.6 million is consistent with the standards set forth in Section 10i(1) and (2) of Act 142.

C. Proposed Use of Securitization Cost Savings

Consumers states that it will initially reflect the cost savings achieved through securitization by providing a bill credit to full service customers which will have the effect of removing these generating plant assets from rate base. They are currently included in rate base pursuant to the dictates of Consumers’ most recent rate case, Case No. U-17087. The credit will go into effect simultaneously with the implementation of the securitization surcharge, and will continue until retail rates are reset by the Commission in Consumers’ next electric rate case. The Commission approves Consumers’ proposed treatment of future cost savings resulting from securitization.

D. Proposed Amortization and Accounting Approvals

Mr. Shore testified as to the requested  authority necessary to record on Consumers’ books all financial transactions necessary to undertake securitization, including those between the utility and the proposed SPE. As testified to by Mr. Shore, this set of authorizations is similar to those requested by Consumers and granted by the Commission in the 2000 order. The authority being requested would permit, among other things, all accounting entries needed to record: (1) the securitized qualified costs on Consumers’ books, including the establishment of regulatory assets for the costs being securitized, (2) the issuance of the securitization bonds, (3) the use of the securitization bond proceeds to retire existing debt and equity, (4) the receipt of revenues arising from Consumers’ proposed securitization charge, (5) the payment, as servicer, to the SPE, of principal, interest, and expenses relating to the securitization bonds, (6) the retirement or refunding of the securitization bonds, (7) the intercompany note payable and receivable between Consumers and the SPE, and (8) the amortization of securitized qualified costs. No party disputed these accounting requests. The amount securitized in connection with this second securitization will be recorded as a financing of the SPE for financial reporting purposes and, because the SPE will be consolidated with Consumers for financial reporting purposes, the amounts financed will also appear as a financing in the utility’s consolidated financial statements. The Commission finds that the authority requested by Consumers is appropriate and should be granted.

E. The Securitization Surcharge

Post Act 286, there exists a tension between the cost based rate mandate of MCL 460.11 and the nonbypassability mandate of MCL 460.10k, making the design of the surcharge particularly difficult in this case. It is true that Act 142 was left untouched by Act 286, but, as the Commission has stated many times, Act 286 changed the regulatory landscape in Michigan, and the Commission finds that it cannot simply ignore the twin mandates of Act 286 that rates for electric service must reflect cost causation principles and that choice must be capped at 10% of retail load. The Commission is also mindful of the fact that it has found these assets to be qualified costs on the basis of determining that they are regulatory assets, rather than on the basis of finding that they are costs that are unlikely to be collected in a competitive market. All parties seem to agree that these are the most classic of generation assets – aging fossil plants. Absent a financing order, Consumers could recover the costs of these plants through conventional ratemaking. Conventional ratemaking currently excludes ROA customers.

On the other hand, the plain language of Act 142 defines securitization charges as nonbypassable amounts to be charged for the use or availability of electric services, with nonbypassability being defined as a charge payable by a customer to an electric utility “regardless of the identity of the customer’s electric generation supplier.” MCL 460.10k(2), 460.10h(i) and

(f). While Act 142 gives the Commission complete discretion to fashion the surcharge, it is abundantly clear that it is nonbypassable.

These units have been available to ROA customers, as Consumers argues, for capacity and reliability purposes, and even more importantly, to serve when a customer decided to return to full service. There has been movement between full and choice service ever since Act 141 was passed. The Commission is concerned that failure to include almost all customers in the surcharge will render Act 142 a nullity by making securitization financing impossible. A situation in which 90% of the retail load is responsible for the bonds may still allow for a triple-A rating; however, the Legislature may change this allocation at any time. While the financing order is irrevocable, the size of the full service population is not set in stone. If all ROA customers are excluded from participation in securitization, full service customers could find themselves responsible for an ever increasing surcharge if, sometime in the next 15 years, the choice market is allowed to expand. The Commission must address the tensions that exist between (1) providing real cost savings to customers through securitization, (2) reflecting cost causation principles in the recovery of generation investments, and (3) protecting bundled customers from unreasonable rates and charges.

Thus, the Commission finds that the surcharge shall be imposed using the production cost allocator (4CP 50/25/25) as determined in the company’s most recent rate case. See, 2 Tr 76-78; Staff’s initial brief, p. 30, n. 3; June 7, 2012 order in Case No. U-16794, pp. 107-108; May 15, 2013 order in Case No. U-17087, Attachment 1 to Exhibit A. The 4CP 50/25/25 allocator shall determine each class’ annual responsibility for the total revenue requirement of the securitization. The surcharge shall be applied as a uniform per kWh surcharge within each class. The Commission finds that current choice customers should be excluded from the securitization surcharge. In order to harmonize the requirements of Acts 142 and 286, the Commission finds that only current choice customers shall be excluded; full service customers who transition to choice service any time after the date of this order will carry the securitization obligation, including applicable true-ups, with them. The production cost allocator assigned by this order shall be frozen. Any change in the allocator in future rate cases will not apply to the securitization surcharge. Any current choice customer who transitions to bundled service shall thereafter be subject to the surcharge applied to that customer’s class.

The Commission further approves Consumers’ proposal for the treatment of the Rate E-1 customer, which will match the treatment of that customer under the first securitization and leave that customer rate neutral as to the effect of this financing order.

F. Periodic True-Ups

Periodic securitization charge true-ups are necessary to provide the certainty needed to obtain a high credit rating for the bonds, and they need to be undertaken in a way that allows for their swift and certain resolution. The Staff supports Consumers’ proposal for annual, mid-year, and potential additional true-ups. The Commission approves Consumers’ proposal, with the adoption of the Staff’s recommendation that mid-year true-ups be implemented absent a Commission order, unless the true-up is contested. The Commission’s role in true-ups is largely a mathematical one, and the more expeditiously the true-up occurs, the better for all parties.

G. The Findings

In accordance with the requirements of Act 142, the Commission makes the following findings:

1. Consumers is an electric utility as defined by MCL 460.10h(c).

2. Consumers’ complete application was filed on September 9, 2013, thus requiring issuance of this financing order by December 8, 2013, pursuant to MCL 460.10i.

3. The remaining book value associated with BC Cobb units 1-5, JC Weadock units 7-8, and JR Whiting units 1-3, up to the maximum amount of $361.2 million as of December 31, 2013, constitute qualified costs as defined in MCL 460.10h(g) and are therefore recoverable by Consumers through securitization bond issuance. To the extent that the actual amounts associated with any estimates used in Consumers’ securitization bond issuance deviate from the amounts approved for securitization in this case, Consumers will address the differences according to ordinary ratemaking principles after such time as those differences become known.

4. Consumers should be allowed to establish an SPE, capitalize and direct the administration of each such SPE, and sell to the SPE the securitization property as set forth in this order. The SPE will be an assignee as defined in MCL 460.10h(a) once an interest in securitization property is transferred to the SPE. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

5. Consumers’ and the SPE’s initial other qualified costs identified in this financing order, including the SPE’s costs of issuance and Consumers’ costs of retiring existing debt and equity securities, with the Commission’s costs of financial and legal services to assist in the issuance of this financing order being included as a cost of issuance, are all qualified costs pursuant to MCL 460.10h(g) and are therefore appropriate to be included as part of the principal balance of the securitization bonds issued pursuant to this financing order.

6. The holders (otherwise known as the purchasers) of the securitization bonds and their indenture trustee will each be a financing party as defined in MCL 460.10h(e).

7. The SPE may issue securitization bonds in accordance with this financing order and may pledge all of its interest in the securitization property, as defined in MCL 460.10j, and related assets, to secure those bonds.

8. The proceeds of the securitization bonds are the amounts realized from the sale of the securitization bonds, after payment of the costs of issuance, and paid to Consumers by the SPE as the purchase price for the securitization property. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(a) because the proceeds to Consumers of the securitization bonds shall be used solely for the purposes of the refinancing or the retirement of debt or equity of Consumers.

9. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(2)(b) because it provides tangible and quantifiable benefits to customers of the electric utility.

10. The SPE’s issuance of securitization bonds in compliance with this financing order will satisfy the requirements of MCL 460.10i(2)(c) because the expected structuring and pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of this financing order.

11. The amount of qualified costs approved for securitization in this financing order does not exceed the NPV of the revenue requirement over the life of the securitization bonds associated with the qualified costs sought to be securitized, as required by MCL 460.10i(2)(d).

12. The securitization transaction approved in this financing order satisfies the requirements of MCL 460.10i(1) because the NPV of the revenues to be collected under this order will be less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods.

13. This financing order adequately details the amount of qualified costs, including the other ongoing qualified costs, to be recovered by Consumers through securitization charges.  Consumers’ securitization bond issuance shall not exceed $389.6 million as the principal amount of such bonds, and the period over which Consumers will be permitted to recover nonbypassable securitization charges does not exceed 15 years, as required by MCL 460.10i(3).

14. As provided in MCL 460.10i(4), this financing order, together with the securitization charges authorized by this financing order, are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Commission, except by use of the true-up procedures approved in this order.

15. The method for implementing the initial securitization charge as described in this order, and the method for making subsequent adjustments to the securitization charges through the use of a true-up mechanism, as set forth in Exhibit A-15 and as illustrated in Exhibit A-14, satisfy the requirements of MCL 460.10k(3) and are approved in this financing order. Partial payments of bills by customers should be allocated ratably among the securitization and tax charges authorized pursuant to the financing order in Case No. U-12505, the securitization charges authorized by this financing order and other billed amounts based on the ratio of each component of the bill to the total bill.

16. Consumers’ request to establish securitization property, including a nonbypassable securitization charge as described herein, from which the utility’s securitization bonds are to be paid, is granted as set forth herein.

17. Consistent with MCL 460.10j(1), the securitization property established hereby includes, without limitation, (1) the right to impose, collect, and receive securitization charges in an amount necessary to allow for the full recovery of all qualified costs, (2) the right to obtain periodic adjustments of securitization charges as described herein, and (3) all revenue, collections, payments, money, and proceeds arising out of the rights and interests described above.

18. Consistent with MCL 460.10j(2), all securitization property arising as a result of this financing order constitutes a present property right even though the imposition and collection of securitization charges depends on further acts by Consumers or others that have not yet occurred.

19. Consistent with MCL 460.10m(2), any lien and security interest created in the securitization property (through the execution and delivery of a security agreement with a financing party in connection with the issuance of the securitization bonds) will arise and be created only in favor of a financing party and shall attach automatically from the time that value is received for the bonds and, further, shall be a continuously perfected lien and security interest in the securitization property and all proceeds of the property.

20. The priority of any lien and security interest in the securitization property and all proceeds of the property arising from this financing order will not be considered impaired by any later modification of this financing order or by the commingling of the funds arising from securitization charges with any other funds, consistent with MCL 460.10m(4).  The securitization property shall constitute an account under the Uniform Commercial Code and shall be in existence whether or not the revenue or proceeds have accrued and whether or not the value of the property right is dependent on the customers of an electric utility service, consistent with MCL 460.10m(6).

21. The structure of the securitization transactions, the expected terms of the securitization bonds, and the use of the securitization bond proceeds, as proposed by Consumers, are reasonable and should be approved.

22. If and when Consumers transfers the securitization property to the SPE, including the right to impose, collect, and receive the securitization charges, the servicer will be authorized to recover the securitization charges only for the benefit of the SPE in accordance with the servicing agreement.

23. If and when Consumers transfers the securitization property to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the “true sale” provisions of MCL 460.10l(1), that transfer will constitute a “true sale” and not a secured transaction or other financing arrangement, and title (both legal and equitable) to the securitization property will immediately pass to the SPE.  As provided by MCL 460.10l(2), this “true sale” shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties’ agreement, including the seller’s retention of an indirect equity interest in the securitization property by reason of its equity interest in the SPE, the fact that Consumers acts as the collector of securitization charges relating to the securitization property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

24. As provided in MCL 460.10m(5), if the servicer defaults on its obligation to remit revenues arising with respect to the securitization property, on application by or on behalf of the financing parties, the Commission or a court of appropriate jurisdiction shall order the sequestration and payment to those parties of revenues arising with respect to the securitization property.

25. Pursuant to MCL 460.10n(2), the State of Michigan pledges, and the Commission reaffirms, for the benefit and protection of all financing parties and Consumers, that the State of Michigan will not take or permit any action that would impair the value of the securitization property, reduce or alter, except as allowed under MCL 460.10k(3), or impair the securitization charges to be imposed, collected, and remitted to the financing parties, until the principal, interest, and premium, as well as any other charges incurred and contracts to be performed in connection with the securitization bonds have been paid and performed in full. The SPE, when issuing securitization bonds, is authorized, pursuant to MCL 460.10n(2) and this financing order, to include this pledge in any documentation relating to the securitization bonds.

26. This financing order, as well as Consumers’ written acceptance of all conditions and limitations imposed by the order, will remain in effect and unabated notwithstanding the bankruptcy or insolvency of Consumers, its successors, or its assignees, as required by MCL 460.10k(1).

27. Consumers retains sole discretion regarding whether or when to cause the issuance of any securitization bonds authorized by this order.

28. Any securitization bonds issued pursuant to the authority granted in this financing order are not a debt or obligation of the State of Michigan and are not a charge on its full faith and credit or taxing power.

29. As required by MCL 460.10m(8), any subsequent changes in this financing order or changes to the customer’s securitization charges do not affect the validity, perfection, or priority of the security interest in the securitization property.

30. As required by MCL 460.10j(2), this financing order shall remain in effect and the securitization property shall continue to exist until the securitization bonds authorized for issuance by this order, as well as all expenses related to those bonds, have been paid in full.

31. The securitization charges authorized in this order shall be billed, collected, and delivered to the trustee by Consumers, as the initial servicer, and by any successor servicer pursuant to a servicing agreement. Any payment of the securitization charge by a customer to the SPE, or to the servicer on behalf of the SPE, will discharge the customer’s obligations regarding that charge to the extent of that payment, notwithstanding any objection or direction to the contrary by Consumers.

32. As required by MCL 460.10k(2), the imposition and collection of the securitization charges authorized in this financing order are a nonbypassable charge.

33. Consumers should file a report, within 30 days following the receipt of any proceeds from the sale of its securitization bonds, and quarterly thereafter, until all bond proceeds have been disbursed, specifying (1) the gross amount of proceeds arising from the sale of those bonds, (2) any amounts expended for payment of initial other qualified costs relating to that sale, and (3) the amount of proceeds remaining after payment of those costs, and (4) the precise type and amount of debt or equity, originally held by Consumers, that was retired through use of those proceeds.

34. Consumers should continually monitor the bond market and notify the Commission, within seven days, of (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous, and (2) what steps, if any, Consumers intends to take as a result of that reduction or change.

35. In the event that a decline in interest rates or other change in market conditions leads Consumers to refinance any of its securitization bonds, Consumers should file, within seven days, a report disclosing the details of that refinancing.

36. All amortization, accounting, and ratemaking approvals, as well as all other authorizations, provided for in this financing order should be tolled pending Consumers’ express written acceptance of all conditions and limitations that the order places on the utility.

37. This financing order is final and is not subject to rehearing by this Commission, except as provided in MCL 460.10i(7), and is not subject to review or appeal, except as expressly provided in MCL 460.10i(8). This financing order is a financing order within the meaning of MCL 460.10h(d).

THEREFORE, IT IS ORDERED that:

A. With the modifications provided for in this order, the general structure of the securitization transactions, the expected terms of the securitization bonds, and the use of the securitization bonds’ proceeds, as proposed by Consumers Energy Company, is approved, and Consumers Energy Company is authorized to proceed, at its sole discretion, with the sale of securitization bonds as set forth in this order.

B. Consumers Energy Company is authorized to treat the remaining book value associated with generating units BC Cobb units 1-5, JC Weadock units 7-8, and JR Whiting units 1-3 at the time of issuing the securitization bonds authorized in this financing order, up to the total amount of $361.2 million, as qualified costs as defined in MCL 460.10h(g).

C. Consumers Energy Company is authorized to proceed with the issuance of securitization bonds for up to $389.6 million of its qualified costs, as detailed in this order.

D. Consumers Energy Company, and any successor to Consumers Energy Company, shall impose and collect from customers, in the manner provided by this financing order, securitization charges in amounts sufficient to provide for the full and timely recovery of the amount securitized, the ongoing other qualified costs of the special purpose entity, and federal, state, and local taxes related to the securitization charge.

E. Consumers Energy Company shall include, as part of its electric tariffs and before any securitization bonds are issued, new language consistent with proposed Rule C9.2, as approved by this order and reflected in Attachment A. Consumers Energy Company shall also file, no less than seven days prior to the initial imposition and billing of its securitization charges, revised tariff sheets reflecting all the terms of this order, including those necessary to implement the bill credit proposed by Consumers Energy Company.

F. Consumers Energy Company, and any successor to Consumers Energy Company, is authorized to bill to its customers, following the sale of securitization bonds, an initial securitization charge applying the allocation method described in this order. The 4CP 50/25/25 allocator shall determine each class’ annual responsibility for the total revenue requirement of the securitization. The surcharge shall be applied as a uniform per kWh surcharge within each class. Full service customers who transition to retail open access service in the future will carry the securitization obligation with them, including applicable true-ups, at the same rate at which they were paying as full service customers. Any current choice customer who transitions to bundled service shall thereafter be subject to the surcharge applied to that customer’s class.  The production cost allocator assigned by this order shall be frozen. Any change in the allocator in future rate cases will not apply to the securitization surcharge. Such charges shall remain in effect until changed pursuant to the true-up mechanism approved in this financing order. The initial securitization charge shall be placed on customers’ bills beginning with the first billing cycle after the sale of the securitization bonds and shall be subject to subsequent true-ups in the manner directed in this order. Partial payments shall be allocated ratably among the components of the bill as provided in this financing order.

G. The securitization charges related to Consumers Energy Company’s securitization bonds shall be billed to each customer for recovery over a period of not greater than 15 years after the beginning of the first complete billing cycle during which the securitization charges were initially placed on any customer’s bill. However, Consumers Energy Company may continue to collect any billed but uncollected securitization charges after the close of this 15-year period. Amounts of the securitization charges remaining unpaid after the close of this 15-year period may be recovered through use of collection activities, including the use of the judicial process.

H. True-ups of the securitization charges shall be conducted periodically, in accordance with the schedule and the methodology approved in this order. Mid-year true-up results may be implemented immediately for any mid-year true-up that is uncontested.

I. Consumers Energy Company is authorized to create a special purpose entity to which it may transfer securitized property. In turn, the special purpose entity is authorized to issue securitization bonds in the manner specified in this financing order. All securitization bonds shall be binding in accordance with their terms, regardless of whether this order is later vacated, modified, or otherwise held to be invalid, in whole or in part.  The special purpose entity shall be funded with sufficient capital to carry out its intended functions and to obtain the desired ratings for the securitization bonds that it issues. For purposes of this order, the term “assignee” as defined in MCL 460.10h(a) refers only to an individual, corporation, or other legally recognized entity to which an interest in securitization property is transferred, other than as security.

J. Consumers Energy Company is authorized to initiate and complete the refinancing of its securitization bonds when justified by financial market conditions.

K. All securitization property and other collateral shall be pledged by the special purpose entity to the indenture trustee for the benefit of the holders of the securitization bonds and the other parties specified in the indenture.

L. Consumers Energy Company is authorized to enter into a servicing agreement with the special purpose entity that it creates and to perform the servicing duties contemplated by this financing order in return for an annual servicing fee of the lowest rate between 0.05% and 0.10% of the original principal amount of the securitization bonds consistent with market conditions at the time of the bond issuance. If some other entity is selected to serve in place of Consumers Energy Company, that replacement servicer shall perform the servicing duties in return for an annual fee not to exceed 0.75% of the bonds’ original principal amount.  The servicer shall remit all collections of the securitization charges to the indenture trustee for the special purpose entity’s account, in accordance with the terms of the servicing agreement.

M. Upon the issuance of securitization bonds, the special purpose entity shall pay the proceeds from the sale of the securitization bonds (after payment of the initial other qualified costs) to Consumers Energy Company as the purchase price of the securitization property.  The proceeds from the sale of the securitization property (after payment or reimbursement of all initial other qualified costs) shall be applied to retire Consumers Energy Company’s existing debt or equity.

N. Consumers Energy Company has the continuing, irrevocable right to cause the issuance of securitization bonds in one or more series in accordance with the terms of this financing order for a period of two years following the later of the date upon which this order becomes final and no longer appealable or, if appealed, is no longer subject to further judicial review.

O. Consumers Energy Company shall provide the Commission with a copy of each registration statement, prospectus, or any other closing documents filed with the Securities and Exchange Commission as part of its securitization transaction immediately following the filing of the original document.

P. This financing order, together with the securitization charges authorized by the order, shall be binding upon Consumers Energy Company and any of its successors or affiliates that provide distribution service directly to customers in Consumers Energy Company’s service area as of the initial date of issuance of the securitization bonds. This order is also binding upon any servicer or other entity responsible for billing and collecting securitization charges on behalf of the owners of securitization property, and upon any successor to the Commission.

Q. Subject to compliance with the requirements of this financing order, Consumers Energy Company and the special purpose entity that it creates shall be afforded flexibility in establishing the terms and conditions of the securitization bonds, including the final structure of the special purpose entity as either a business trust or limited liability company, repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, other reasonable and necessary financing costs, and the ability of Consumers Energy Company, at its option, to issue one or more series of securitization bonds.

R. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the qualified costs identified in this financing order, and all related transactions, are granted. Accordingly, following Consumers Energy Company’s submission of an unconditional acceptance letter, the utility will be deemed to have satisfied all state-imposed prerequisites to the execution of a security agreement, the Commission will have taken all necessary steps with regard to approving Consumers Energy Company’s request for securitization, and, pursuant to 2000 PA 142, a valid and enforceable lien and security interest in the securitization property will be created (and will be created only in favor of a financing party) following the execution and delivery of the applicable security agreement in connection with the issuance of the securitization bonds.

S. Consumers Energy Company shall file a report, within 30 days following the receipt of all or any portion of the proceeds from the sale of the securitization bonds and quarterly thereafter until all bond proceeds have been disbursed, specifying: (1) the gross amount of proceeds arising from the sale of those bonds, (2) any amounts expended for payment of initial other qualified costs relating to that sale, (3) the amount of proceeds remaining after payment of those costs, and (4) the precise type and amount of debt or equity originally held by Consumers Energy Company retired through use of those proceeds. The initial report filed following receipt of securitization bond proceeds shall include a copy of the closing documents (generally referred to as the “closing transcript”) arising from the sale of the bonds.

T. Consumers Energy Company shall continually monitor the bond market and notify the Commission, within seven days, of (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous, and (2) what steps, if any, Consumers Energy Company intends to take as a result of that reduction or change.

U. In the event that a decline in interest rates or other change in market conditions leads Consumers Energy Company to refinance any of its securitization bonds, Consumers Energy Company shall file, within seven days of the refinancing, a report disclosing the details of that refinancing, in which case, upon Consumers Energy Company’s request, as accompanied by demonstration of an ability to refinance under applicable bond covenants and that securitization charges to service new securitization bonds, including transaction costs, would be less than the future securitization charges required to service the securitization bonds being refunded, pursuant to MCL 460.10i(9), this financing order shall constitute a financing order adopted by the Commission in accordance with MCL 460.10i(9).

V. All amortization, accounting, ratemaking approvals, and other authorizations provided for in this financing order shall be tolled pending Consumers Energy Company’s express written acceptance of all conditions and limitations that the order places on the utility.

W. Following Consumers Energy Company’s express written acceptance of all conditions and limitations established by this financing order, the order and each of its terms shall be irrevocable. Consumers Energy Company’s acceptance likewise shall be irrevocable and, therefore, shall survive bankruptcy or any other change in the utility’s legal or economic structure.

X. This financing order shall, consistent with MCL 460.10i(4), be irrevocable. No adjustment through the true-up adjustment mechanism shall affect the irrevocability of this financing order. Consistent with MCL 460.10n(2), the Commission reaffirms that it shall not reduce, impair, postpone, terminate, or otherwise adjust the securitization charges approved in this financing order or impair the securitization property or the collection of securitization charges or the recovery of the qualified costs and ongoing other qualified costs. Consistent with MCL 460.10k(3), the Commission affirms that it will act pursuant to this financing order to ensure that the expected securitization charges are sufficient to pay on a timely basis scheduled principal of and interest on the securitization bonds issued pursuant to this financing order and the ongoing other qualified costs in connection with the securitization bonds.

The Commission reserves jurisdiction and may issue further orders as necessary.

Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, under MCL 462.26.

MICHIGAN PUBLIC SERVICE COMMISSION

/s/ John D. Quackenbush
John D. Quackenbush, Chairman

/s/ Greg R. White
Greg R. White, Commissioner, dissenting (by separate opinion)

/s/ Sally A. Talberg
Sally A. Talberg, Commissioner

By its action of December 6, 2013.

/s/ Mary Jo Kunkle
Mary Jo Kunkle, Executive Secretary

S T A T E  O F  M I C H I G A N

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

* * * * *

In the matter of the application of CONSUMERS ENERGY COMPANY for a financing order approving the securitization of qualified costs.	) ) ) ) )	Case No. U-17473

DISSENTING OPINION OF COMMISSIONER GREG R. WHITE

(Submitted December 6, 2013)

While I believe that securitization is an appropriate tool for ensuring cost recovery in certain cases and under various circumstances, in my view this application does not establish that this is an applicable circumstance at this time.  Given the statutory limitations imposed upon the Commission to review and issue an order within 90 days, it is incumbent upon the applicant to provide the necessary support to demonstrate the merits of its case.  This application falls far short in this regard and also appears to me to be premature, because much of what the company is proposing here is uncertain at this point. I therefore respectfully dissent.

Consumers request for Commission action on this matter does not appear to have been fully evaluated. The company’s varied and equivocal testimony suggests that the generating units referenced in the company’s application may or may not be retired in April 2016; may or may not be retrofitted for use in 2019; and may or may not be sold at some point before that. Moreover, in Case No. U-17429, Consumers’ pending certificate of need, the company’s application provides extensive discussion of the need to close several coal fired units, without the company actually committing to do so. However, the latest scheduling memo in that proceeding indicates the case has been suspended in accordance with Consumers’ motion to modify the schedule so that it might proceed with its evaluation of other supply alternatives. Case No. U-17429, docket entry 0311, p. 2. Thus, one of the major justifications for closing these units and securitizing the remaining unrecovered costs is now uncertain. At this point, the dates when these units are slated for closure is unknown, and the date of their actual demolition is even less clear.

In addition, according to Exhibit S-6, a discovery response from Consumers to the Staff, Consumers admits that it never even explored the possibility of selling the units at issue in this case. Thus, the company decided to forego a potential opportunity for at least some market-based cost recovery because it assumed that there were no potential purchasers.  Therefore, Consumers’ claim that its costs are unrecoverable is belied by the fact that the company is currently recovering costs in rates, and because it failed to provide any actual evidence, beyond conjecture, that any of the costs are unrecoverable in the market.

In light of the irrevocability of a financing order, the limitations on its review, the statutory requirements to complete the review process within the expedited timeframe of 90 days, the lack of clarity regarding the assets proposed to be securitize, and because Consumers’ has not demonstrated they tried to sell the plants, I am unable to make a finding, at this point, that the costs are qualified for purposes of regulatory asset treatment and securitization financing under Act 142. Particularly here, where conventional ratemaking offers at least two existing modes by which the utility may recoup its entire investment: Case No. U-17453, or conventional rate and depreciation cases.

In summary, I do not intend to forego the possibility that at some future point, Consumers may be able to carry its burden to demonstrate that securitization is an appropriate remedy. Much of

2

this, however, will depend on decisions that the company will be compelled to make in the coming year or years.

MICHIGAN PUBLIC SERVICE COMMISSION

/s/ Greg R. White
Commissioner, Greg R. White

3

Attachment A

M.P.S.C. No. 13 - Electric
Consumers Energy Company	Sheet No. C-43.00

(Continued From Sheet No. C-42.00)

C9.2                      POWER PLANT SECURITIZATION CHARGE, INITIAL IMPLEMENTATION AND TRUE-UP METHODOLOGY

This rule implements the initial power plant securitization charge authorized by the                   , 2013 Financing Order (the “Order”) issued by the Commission in Case No. U-17473 for the first billing cycle after sale of the power plant securitization bonds. This rule also permits the Company or a successor servicer to implement the periodic adjustments to those charges authorized by the Commission in the Order.

The power plant securitization charge shall apply to all Company customers on all Rate Schedules including customers on Retail Open Access Rate Schedules (customers taking ROA service on December 6, 2013 are excluded from the power plant securitization charge). Customers under special contract shall be assessed the non-bypassable power plant securitization charge in accordance with 2000 PA 141, 2000 PA 142, the Orders and the terms and conditions of their special contract.

True-ups are required annually, as set forth in Act 142 “to correct any overcollections or undercollections of the preceding twelve months and to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the securitization bonds”, and also required on a semi-annual basis (quarterly beginning one year prior to the last scheduled final payment) if the servicer determines that a true-up adjustment is necessary to ensure the expected recovery during the succeeding annual period of amounts required for the timely payment of the Issuer’s debt service and operating costs. In addition, true-ups are permitted more frequently at any time the servicer determines that a true-up is needed for this purpose. Adjustments shall be calculated in the manner set forth below in accordance with the terms of the Order:

Next Period’s		[True-Up		True-Up]		Next
Required		[Period’s		Period’s]		Period’s
Securitization	minus	[Actual	minus	Actual]	equals	Securitization
Revenue		[Securitization		Securitization]		Charge
		[Revenue		Costs]

Spread to each Rate Class based on the 4CP 50/25/25 Allocator from Case No. U-17087 then Divided by

Next Period’s Forecast Sales by Rate Class

Each month the Company shall include in its rates a power plant securitization charge as shown on Sheet No. D-5.00. The power plant securitization charge, as adjusted from time to time by this rule, was developed and approved by the Commission in the Orders pursuant to the authority granted to the Commission by 2000 PA 141 and 2000 PA 142.

(Continued on Sheet No. C-44.00)

Issued , by	Effective for service rendered on
J. G. Russell,	and after ,
President and Chief Executive Officer,
Jackson, Michigan	Issued under authority of the
Michigan Public Service Commission
dated ,
in Case No. U-17473

Attachment A

M.P.S.C. No. 13 - Electric
Consumers Energy Company	Sheet No. D-5.10

POWER PLANT SECURITIZATION CHARGES

The actual Power Plant Securitization Charge is authorized pursuant to Rule C9.2, Power Plant Securitization Charge, Initial Implementation and True-up Methodology. The Power Plant Bill Credit and the Power Plant Securitization Charge are billed to all full service and ROA customers based upon usage. These charges shall be shown separately on the customer’s bill.

The actual Power Plant Bill Credit and Power Plant Securitization Credit applied to customers’ bills are as follows:

	Power Plant	Power Plant
	Bill Credit	Securitization Charge
	(Case No. U-17473)	(Case No. U-17473)
	Effective beginning with the	Effective beginning with the
Rate Schedule	XXXXXX 20XX Bill Month	XXXXXX 20XX Bill Month

Rate RS	$(0.000000)/kWh	$0.000000/kWh
Rate RT	(0.000000)/kWh	0.000000/kWh
Rate REV-1	(0.000000)/kWh	0.000000/kWh
Rate REV-2	(0.000000)/kWh	0.000000/kWh
Rate GS	(0.000000)/kWh	0.000000/kWh
Rate GSD	(0.000000)/kWh	0.000000/kWh
Rate GP
CVL 1	(0.000000)/kWh	0.000000/kWh
CVL 2	(0.000000)/kWh	0.000000/kWh
CVL 3	(0.000000)/kWh	0.000000/kWh
Rates GPD, GPTU, MMPP and GSG-2
CVL 1	(0.000000)/kWh	0.000000/kWh
CVL 2	(0.000000)/kWh	0.000000/kWh
CVL 3	(0.000000)/kWh	0.000000/kWh
Rate E-1	NA	NA
Rate GML	(0.000000)/kWh	0.000000/kWh
Rate GUL	(0.000000)/kWh	0.000000/kWh
Rate GU-XL	(0.000000)/kWh	0.000000/kWh
Rate GU	(0.000000)/kWh	0.000000/kWh
Rate PA	NA	NA
Rate ROA-R¹	NA	0.000000/kWh
Rate ROA-S¹	NA	0.000000/kWh
Rate ROA-P¹	NA	0.000000/kWh

For Customers taking service on Rate Schedule GSG-1, the Power Plant Bill Credit and the Power Plant Securitization Charge shall be as provided for under the Customer’s otherwise applicable Company Full Service firm Rate Schedule, for all energy supplied by the Company.¹Customers taking ROA service on December 6, 2013 are excluded from the Power Plant Securitization Charge.

Issued XXXXXX XX, 20XX by	Effective for bills rendered on and after
J. G. Russell,	the Company’s XXXXXX 20XX Bill Month
President and Chief Executive Officer,
Jackson, Michigan	Issued under authority of the
Michigan Public Service Commission
dated XXXXXX XX, 20XX
in Case No. U-17473

P R O O F  O F  S E R V I C E

STATE OF MICHIGAN )

Case No. U-17473

County of Ingham )

Joanna Klein being duly sworn, deposes and says that on December 6, 2013 A.D. she served a copy of the attached Commission order by first class mail, postage prepaid, or by inter-departmental mail, to the persons as shown on the attached service list.

/s/ Joanna Klein
Joanna Klein

Subscribed and sworn to before me

This 6th day of December 2013

/s/ Gloria Pearl Jones
Gloria Pearl Jones
Notary Public, Ingham County, MI
My Commission Expires June 5, 2016
Acting in Eaton County

Service List U-17473

ABATE - Association of Businesses Advocating
Tariff Equity	Patricia S. Barone
c/o James T. Selecky	Michigan Dept. of Attorney General
Brubaker & Associates, Inc.	Public Service Division
16690 Swingley Ridge Road, Suite 140	6520 Mercantile Way, Suite 1
Chesterfield MO 63017	Lansing MI 48911

Christopher M. Bzdok	Laura A. Chappelle
Olson Bzdok & Howard PC	Varnum Law
420 East Front Street	201 N. Washington Square, Suite 810
Traverse City MI 49686	Lansing MI 48933

Consumers Energy Company a/k/a CMS Energy	Donald E. Erickson
Catherine M. Reynolds	Michigan Dept. of Attorney General
One Energy Plaza	Special Litigation Division, 7th Fl.
Jackson MI 49201	525 W. Ottawa Street, P.O. Box 30212
Lansing MI 48909

Sharon L. Feldman	Kelly M. Hall
DLARA/MAHS - MPSC Hearings	One Energy Plaza
Constitution Hall - North Tower	EP11-230
525 W. Allegan, 3rd Floor	Jackson MI 49201
Lansing MI 48913

Emerson J. W. Hilton	John A. Janiszewski
Olson Bzdok & Howard PC	Michigan Dept. of Attorney General
420 E. Front Street	G. Mennen Williams Bldg., 6th Floor
Traverse City MI 49686	525 W. Ottawa Street
Lansing MI 48933

Timothy J. Lundgren	Jon R. Robinson
Varnum, Riddering, Schmidt & Howlett LLP	VP Utility Law & Regulation
333 Bridge Street, N.W.	Consumers Energy Company
Grand Rapids MI 49504	One Energy Plaza Drive, Rm 11-224
Jackson MI 49201

Leland R. Rosier	Eric J Schneidewind
Clark Hill PLC	Varnum, Riddering, Schmidt & Howlett, LLP
212 E. Grand River Avenue	The Victor Center, Suite 810
Lansing MI 48906	210 N. Washington Square
Lansing MI 48933

Robert A.W. Strong	Bret A. Totoraitis
Clark Hill PLC	Room EP11-229
151 S. Old Woodward Avenue, Suite 200	Consumers Energy Company
Birmingham MI 48009	One Energy Plaza
Jackson MI 49201